UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc., which will be held at 11:30 a.m. on Friday, April 25, 2008 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting Notice, Proxy Statement, Proxy and Voting Instruction Form and an envelope in which to return the Proxy and Voting Instruction Form. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about the Company, its Board of Directors and its executive officers. Please read these documents carefully.

If you are a registered holder of Lincoln shares or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed Proxy and Voting Instruction Form. Electronic proxy voting is permitted under Ohio law and the Company’s Regulations. You will find instructions on how to vote electronically in the proxy statement and on the Proxy and Voting Instruction Form. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.

Chairman, President and Chief Executive Officer

Lincoln Electric Holdings, Inc.

March 20, 2008

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m. on Friday, April 25, 2008, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of three Directors, each for a term scheduled to expire in 2011;

(2)	Approval of amendments to the Company’s Code of Regulations relating to shareholder meetings, including shareholder proposals and adding provisions regarding the mechanics of shareholder meetings;

(3)	Approval of amendments to the Company’s Code of Regulations relating to procedures for Director nominations;

(4)	Approval of amendments to the Company’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law;

(5)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2008; and

(6)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 14, 2008, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 20, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2008.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

GENERAL INFORMATION

Who is soliciting proxies and why?

The enclosed Proxy is being solicited by the Directors of the Company, and the Company will pay the cost of the solicitation. Certain officers and other employees of the Company may also solicit proxies by telephone, letter or personal interview. The Company will begin mailing this proxy statement on or about March     , 2008.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Directors recommend that you appoint a proxy to vote on your behalf, as indicated on the accompanying Proxy and Voting Instruction Form, or appoint your proxy electronically via telephone or the Internet.

What is Householding?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (“SEC”). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate Proxy and Voting Instruction Form.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that the Company send a separate copy of these materials to you at no cost to you. The Company will promptly send a copy of these materials to you upon your written or oral request. For this meeting and for future Annual Meetings, you may request separate copies of these materials, or request that the Company send only one set of these materials to you if you are receiving multiple copies, by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., c/o National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44197-1200. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Roy Morrow, the Company’s Director, Corporate Relations, at 216-383-4893.

Who may vote?

Record holders of the common shares of Lincoln Electric Holdings, Inc. as of the close of business on March 14, 2008, the record date, are entitled to vote at the Annual Meeting. On that date, 42,721,931 shares of Lincoln common stock were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What shares are included on the proxy card?

If you are both a registered shareholder of the Company and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one Proxy and Voting Instruction Form that shows all shares of Lincoln common stock registered in your name, including any Dividend Reinvestment Plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your Proxy and Voting Instruction Form also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Form and must vote each one separately.

If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on telephone and electronic voting.

What are the proposals on which I will be voting?

You are being asked to vote on five proposals:

(1)	Election of three Directors, each to serve for a term scheduled to expire in 2011;

(2)	Approval of amendments to the Company’s Code of Regulations relating to shareholder meetings, including shareholder proposals and adding provisions regarding the mechanics of shareholder meetings;

(3)	Approval of amendments to the Company’s Code of Regulations relating to procedures for Director nominations;

(4)	Approval of amendments to the Company’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law; and

(5)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2008.

The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we did not have notice prior to February 14, 2008 or that applicable laws otherwise would permit proxies to vote on a discretionary basis, it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may call the toll-free number 1-888-693-8683, using a touch-tone telephone. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your Control Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

By mail.    After reading the proxy materials, you may mark, sign and date your Proxy and Voting Instruction Form and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the Proxy and Voting

Instruction Form). You can also specify whether you want to vote for or against, or abstain from voting for, the approval of the proposed amendments to the Company’s Code of Regulations (Proposals 2 through 4 on the Proxy and Voting Instruction Form) and the ratification of the appointment of the independent auditors (Proposal 5 on the Proxy and Voting Instruction Form). If you make such specifications, your shares will be voted in accordance therewith. If you sign, date and return your Proxy and Voting Instruction Form but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees, FOR the approval of all of the amendments to the Company’s Code of Regulations and FOR the ratification of the appointment of the independent auditors.

Participants in the 401(k) Plan.    If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy and Voting Instruction Form or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nominee shares.    If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following four ways:

(1)	by sending a written notice to the Company’s Corporate Secretary stating that you want to revoke your proxy;

(2)	by submitting a properly completed and signed Proxy and Voting Instruction Form with a later date (which will automatically revoke the earlier proxy);

(3)	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

(4)	by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because your 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form or indicate so when prompted if you are voting by telephone or over the Internet.

How are the votes counted?

Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting. All properly signed Proxy and Voting Instruction Forms and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

•

Election of Directors (Proposal 1).    Votes for the Director nominees (Proposal 1) that are marked “withhold,” and any broker non-votes or other abstentions, will not be counted in determining the election of Directors.

•

Approval of Amendments to the Code of Regulations Relating to Shareholder Meetings (Proposal 2).    Votes on Proposal 2 that are marked “abstain” and broker non-votes will have the same effect as votes AGAINST that proposal.

•

Approval of Amendments to the Code of Regulations Relating to Procedures for Director Nominations (Proposal 3).    Votes on Proposal 3 that are marked “abstain” and broker non-votes will have the same effect as votes AGAINST that proposal.

•

Approval of Amendments to the Code of Regulations to Allow the Board of Directors to Amend the Regulations to the Extent Permitted by Law (Proposal 4).    Votes on Proposal 4 that are marked “abstain” and broker non-votes will have the same effect as votes AGAINST that proposal.

•

Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Year Ending December 31, 2008 (Proposal 5).    Votes on Proposal 5 that are marked “abstain” will have the same effect as votes AGAINST that proposal, and broker non-votes will have no effect on the result of that proposal.

A broker non-vote occurs when a nominee holding shares for the beneficial owner does not vote those shares on a particular proposal because the nominee does not have discretionary authority to do so, and has not received voting instructions with respect to the proposal from the beneficial owner.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Form or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery we will discontinue mailing the proxy statement and Annual Report to you, but you will receive a Proxy and Voting Instruction Form, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for the 2009 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement, a shareholder proposal must be submitted in writing to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 by November 20, 2008. If a shareholder intends to present a proposal at the 2009 Annual Meeting without the inclusion of that proposal in the proxy statement, written notice of the proposal must be received no later than January 25, 2009 and no earlier than December 26, 2008 (if Proposal 2 is adopted), or no later than February 3, 2009 (if Proposal 2 is not adopted), or proxies solicited by the Board for the 2009 Annual Meeting will confer discretionary authority to vote on the proposal if presented at the 2009 Annual Meeting.

May I submit a nomination for Director?

The Company’s Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received by the Company by a certain date as described below. This date will vary depending on whether Proposal 3 is adopted. To nominate a candidate for election, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of the Company and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors of the Company, and (5) the consent of each nominee to serve as a director of the Company if so elected.

If Proposal 3 is Adopted.    If Proposal 3 is adopted, this written notice must be delivered to or received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders. Accordingly, nominations for the 2009 Annual Meeting must be delivered to or received at our principal executive offices no later than January 25, 2009 and no earlier than December 26, 2008. If the date of the 2009 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2008 Annual Meeting, written notice must be delivered no later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the tenth calendar day following the date of public disclosure of the date of the 2009 Annual Meeting.

If Proposal 3 is Not Adopted.    If Proposal 3 is not adopted, this written notice must be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made in those instances when the Company publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date or no later than the close of business on the tenth day following the day on which the Company publicly announced the date of the annual meeting in those instances when the Company has not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact the Company’s Corporate Secretary.

For this year’s Annual Meeting, the Company must have received nominations not later than the close of business on February 5, 2008 as the Company publicly announced the date of this year’s Annual Meeting on January 10, 2008, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact the Company?

For general information, shareholders may contact the Company at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Roy Morrow, Director, Corporate Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at the Company.

How do I contact the Directors?

Shareholders may send communications to any or all of the Directors of the Company through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

ELECTION OF DIRECTORS

Proposal No. 1

The Company’s Regulations provide for three classes of Directors whose terms expire in different years. Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of the Company. During 2007, the Company adopted a majority voting policy with respect to uncontested elections of Directors, which is described in detail below under “Corporate Governance.” For the 2008 Annual Meeting, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2011.    The class of Directors whose term ends in 2011 has been fixed at three. David H. Gunning, G. Russell Lincoln and Hellene S. Runtagh are standing for election. All of the nominees have been elected previously by the shareholders.

Each of the nominees has agreed to stand for election and has agreed, in accordance with the Company’s majority voting policy, to tender his or her resignation in the event that he or she fails to receive a majority of the votes cast in his or her favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

All Directors are expected to attend the Annual Meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2007 Annual Meeting, all of the Directors of the Company were in attendance.

DIRECTORS’ BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION
David H. Gunning

Age:	65

Term Expires/Service:	2008; standing for election at this Annual Meeting to serve until 2011; Director since 1987.

Recent Business Experience:	Mr. Gunning is the former Vice Chairman of Cleveland-Cliffs Inc (an iron ore and coal mining company), a position he held from April 2001 until his retirement May 31, 2007. Effective June 1, 2007, Mr. Gunning became a consultant for Cleveland-Cliffs Inc.

Other Directorships:	Development Alternatives, Inc., MFS Funds, Inc. and Portman Ltd.
G. Russell Lincoln

Age:	61

Term Expires/Service:	2008; standing for election at this Annual Meeting to serve until 2011; Director since 1989.

Recent Business Experience:	Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996.
Hellene S. Runtagh

Age:	59

Term Expires/Service:	2008; standing for election at this Annual Meeting to serve until 2011; Director since 2001.

Recent Business Experience:	Ms. Runtagh was President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company) in 2001. From 1998 through 2000, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Other Directorships:	IKON Office Solutions, Inc. and NeuStar, Inc.

CONTINUING DIRECTORS
Harold L. Adams

Age:	68

Term Expires/Service:	2009; Director since 2002 and Lead Director since December 2004.

Recent Business Experience:	Mr. Adams is Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since November 2003, and the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to November 2003.

Other Directorships:	Commercial Metals Company and Legg Mason, Inc.
Robert J. Knoll

Age:	66

Term Expires/Service:	2009; Director since 2003.

Recent Business Experience:

Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

John M. Stropki, Jr.

Age:	57

Term Expires/Service:	2009; Director since 1998.

Recent Business Experience:

Mr. Stropki is Chairman, President and Chief Executive Officer of the Company. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From May 2003 to June 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of the Company. From May 1996 to May 2003, Mr. Stropki was Executive Vice President of the Company and President, North America of The Lincoln Electric Company.

CONTINUING DIRECTORS
Stephen G. Hanks

Age:	57

Term Expires/Service:	2010; Director since July 2006.

Recent Business Experience:

Mr. Hanks is the former President of the Washington Division of URS Corporation, and a former member of the Board of Directors of URS Corporation (a design, engineering, construction and management solutions company) headquartered in San Francisco, California, positions he held from November 2007 until his retirement in January 2008. From 2000 to November 2007, Mr. Hanks served as the President, and from 2001 to November 2007, served as the Chief Executive Officer and a member of the Board of Directors, of Washington Group International, Inc. (a design, engineering, construction and management solutions company), which merged with URS Corporation in 2007. Mr. Hanks also formerly served as Washington Group International, Inc.’s Executive Vice President, Chief Legal Officer and Secretary.

Kathryn Jo Lincoln

Age:	53

Term Expires/Service:	2010; Director since 1995.

Recent Business Experience:	Ms. Lincoln is Chairman of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through October 2006.

Other Directorships:	Johnson Bank Arizona, NA.

CONTINUING DIRECTORS
William E. MacDonald, III

Age:	61

Term Expires/Service:	2010; Director since 2007.

Recent Business Experience:	Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement December 31, 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Other Directorships:	MTC Technologies, Inc. and American Greetings Corporation.
George H. Walls, Jr.

Age:	65

Term Expires/Service:	2010; Director since 2003.

Recent Business Experience:	General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from January 2001 through December 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Other Directorships:	The PNC Financial Services Group, Inc.

DIRECTOR COMMITTEES AND MEETINGS

The Company has a separately-designated standing Audit Committee established in accordance with SEC rules. The Company also has standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee
Members:	Robert J. Knoll (Chair), Kathryn Jo Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience as described above under the caption “Director Biographies,” the Board of Directors has determined that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards and that he qualifies as an “audit committee financial expert” in accordance with SEC rules. Shareholders should understand that Mr. Knoll’s designation as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board.
Number of 2007 Meetings:	Five
Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors
• approves all audit engagement fees, terms and services; approves any non-audit engagements
• reviews and discusses the independent auditors’ quality control
• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit
• reviews and discusses with management the Company’s financial statements and disclosures, its interim financial reports and its earnings press releases

•     reviews with the Company’s General Counsel legal matters that might have a significant impact on the Company’s financial statements and issues relating to compliance with the Company’s Code of Corporate Conduct and Ethics

• reviews with management the appointment, replacement, reassignment or dismissal of the Director of internal audit, the internal audit charter, internal audit plans and reports
• reviews with management the adequacy of internal controls over financial reporting
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Compensation and Executive Development Committee
Members:	Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks, G. Russell Lincoln and William E. MacDonald, III, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code and each of whom is deemed to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.
Number of 2007 Meetings:	Six
Principal Responsibilities:	• reviews and establishes total compensation of the Chief Executive Officer and the other executive officers
• annually assesses the performance of the Chief Executive Officer and the other executive officers
• monitors the Company’s key management resources, structure, succession planning, development and selection processes and the performance of key executives
• reviews and recommends to the Board the appointment and removal of elected officers of the Company
• administers the Company’s employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans
• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Code Section 162(m) and any delegation under our 2007 Management Incentive Compensation Plan (or 2007 MICP), which was adopted by the shareholders at last year’s Annual Meeting and relates to awards subject to Code Section 162(m). See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Nominating and Corporate Governance Committee
Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.
Number of 2007 Meetings:	Five
Principal Responsibilities:

•     reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for the Company

•     identifies and evaluates Board member candidates

•     reviews Director compensation, benefits and expense reimbursement programs

•     reviews periodically the quality, sufficiency and currency of information furnished to the Board by Company management

In evaluating candidates for Director, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of the Company must have these minimum qualifications:

• demonstrated character, integrity and judgment
• high-level managerial experience or experience dealing with complex problems
• ability to work effectively with others
• sufficient time to devote to the affairs of the Company and these specific qualifications
• specialized experience and background that will add to the depth and breadth of the Board
• independence as defined by the NASDAQ listing standards
• financial literacy

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, the Company has retained an outside firm to help identify candidates, but no firm was retained on that basis in 2007, and no firm is currently being retained.

Shareholders may nominate one or more persons for election as Director of the Company. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Finance Committee
Members:	David H. Gunning (Chair), Stephen G. Hanks, Robert J. Knoll, G. Russell Lincoln and William E. MacDonald, III.
Number of 2007 Meetings:	Six
Principal Responsibilities:	Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of the Company, including
• financial performance, including comparing Company financial performance to budgets and goals
• capital structure issues, including dividend and share repurchasing policies
• financial operations
• capital expenditures
• strategic planning and financial policy matters, including merger and acquisition activity
• pension plan funding and plan investment management performance
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Your Board held seven meetings in 2007. Each of the Directors attended at least 75 percent of the total number of meetings of Directors and meetings of committees on which he or she served.

CORPORATE GOVERNANCE

Director Independence

Each of the current non-employee Director nominees and continuing Directors meets the independence standards set forth in the NASDAQ listing standards. The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of the Company and has not engaged in various types of business dealings with the Company, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director.

During 2007, the independent Directors met in Executive Session, separate from the sole management Director, in conjunction with each of the seven meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process. As described under “Guidelines on Significant Corporate Governance Issues” below, during 2007, our Governance Guidelines were modified to enhance the role of the Lead Director and the Lead Director now has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from the officers of the Company any Company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of the Company from time to time as the Board may decide.

In April 2007, Harold L. Adams was re-appointed as the Lead Director for 2007-2008, a position he has held since the position was created in December 2004. Mr. Adams has been a Director of the Company since 2002 and is the former Chairman, President and Chief Executive Officer of RTKL Associates Inc., an architectural and engineering firm.

Guidelines on Significant Corporate Governance Issues

Your Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in Federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director. During 2007, the guidelines were modified by the Board to include an express confidentiality provision, which emphasizes that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all such matters to the appropriate company management. Other modifications included enhancing the authority of the Lead Director, including providing the Lead Director with independent authority to review and approve Board meeting agendas and schedules, as well as providing the Lead Director with the authority to request from the officers of the Company any Company information deemed desirable by the independent Directors, and the addition of a majority voting policy for the election of Directors, which is discussed in detail below.

Majority Voting Policy

Effective as of January 2008, Ohio corporate law permits the articles of incorporation of an Ohio corporation to set forth alternative standards (as opposed to plurality voting) for the election of directors. In order to be responsive to the majority voting movement, but in light of the uncertainty surrounding reaction to a full articles amendment, during 2007, the Company modified its Governance Guidelines to include a majority voting policy. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who failed to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. The Committee, in making its determination, may consider any factors or other information that it deems appropriate, including, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and the Company, and the results of the most recent evaluation of the tendering Director’s performance by the Committee and other members of the Board. Any Director who tenders his or her resignation under the policy shall not participate in the Committee’s recommendation or Board action regarding whether to accept or reject the tendered resignation. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access the Guidelines on Significant Corporate Governance Issues on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.

Code of Corporate Conduct and Ethics

Your Board also has adopted a Code of Corporate Conduct and Ethics to govern the Company’s Directors, officers and employees, including the principal executive officers and senior financial officers. During 2007, the Code of Conduct was modified slightly to reflect organizational changes to our corporate compliance program, namely the addition of a Director of Compliance.

The Company has satisfied, and in the future intends to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of its Code of Corporate Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on its website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto, on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp. Other than the amendments relating to the corporate compliance program discussed above, there have been no amendments to the Code of Corporate Conduct and Ethics as of the date of this proxy statement, and there have been no waivers to the Code of Corporate Conduct and Ethics as of the date of this proxy statement.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning the Company and any of its directors or officers (or any of their immediate family members as defined as children, stepchildren, parents, stepparents, spouses, siblings, mother-in-laws, father-in-laws, son-in-laws, daughter-in-laws, brother-in-laws, sister-in-laws and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Compliance Counsel and the Audit Committee of the Board. The Company defines “related party transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with the interests of the Company, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is the Company’s policy to avoid related party transactions; related party transactions involving officers of the Company are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2008, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to the Company. Greg D. Blankenship, the brother of George D. Blankenship, Senior Vice President, Global Engineering, is the sole stockholder and President of P&R Specialty, Inc. During 2007, the Company purchased approximately $3 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. The Company believes that the transactions with P&R Specialty were on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties.

In February 2008, the Audit Committee also considered and approved an additional related party transaction involving Jones Day, a law firm that the Company has retained for specific legal services, on a case-by-case basis, for over ten years. Mr. Gunning, one of our Directors, is the father-in-law of Gina K. Gunning, a partner of Jones Day. The fees paid by the Company to Jones Day during 2007 were $2,172,932, which amount is less than 1% of Jones Day’s gross revenues for 2007. Ms. Gunning does not personally render legal services to the Company or supervise any attorney in the rendering of legal services to the Company, and Ms. Gunning does not receive any direct compensation from fees paid by the Company to Jones Day.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock and stock options, received by our non-employee Directors or expensed by the Company during 2007.

Director	Fees Earned or Paid in Cash		Stock Awards (10)	Option Awards (11)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Harold L. Adams (1)	$97,500		$17,947	$—	—	—	—	$115,447

David H. Gunning (2)	82,500		17,947	—	—	—	—	100,447

Stephen G. Hanks (3)	77,500	(3)	17,947	56,525	—	—	—	151,972

Robert J. Knoll (4)	86,000		17,947	—	—	—	—	103,947

G. Russell Lincoln (5)	77,500		17,947	—	—	—	—	95,447

Kathryn Jo Lincoln (6)	76,000		17,947	—	—	—	—	93,947

William E. MacDonald, III (7)	48,065		9,156	—	—	—	—	57,221

Hellene S. Runtagh (8)	87,500		17,947	—	—	—	—	105,447

George H. Walls, Jr. (9)	76,000	(9)	17,947	—	—	—	—	93,947

(1)	During 2007, Mr. Adams was the Lead Director, a member of the Compensation and Executive Development Committee and Chair of the Nominating and Corporate Governance Committee.

(2)	During 2007, Mr. Gunning was a member of the Nominating and Corporate Governance Committee and Chair of the Finance Committee.

(3)	During 2007, Mr. Hanks was a member of the Compensation and Executive Development Committee and the Finance Committee. All of the Board fees reported in the first column were deferred by Mr. Hanks under our Non-Employee Directors’ Deferred Compensation Plan, which is described in the narrative below.

(4)	During 2007, Mr. Knoll was a member of the Finance Committee and Chair of the Audit Committee.

(5)	During 2007, Mr. Lincoln was a member of the Compensation and Executive Development Committee and the Finance Committee.

(6)	During 2007, Ms. Lincoln was a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(7)	Mr. MacDonald was initially elected to our Board at last year’s Annual Meeting. During 2007, Mr. MacDonald was a member of the Compensation and Executive Development Committee and the Finance Committee.

(8)	During 2007, Ms. Runtagh was a member of the Audit Committee and Chair of the Compensation and Executive Development Committee.

(9)	During 2007, General Walls was a member of the Audit Committee and the Nominating and Corporate Governance Committee. All of the Board fees reported in the first column were deferred by Mr. Walls under our Non-Employee Directors’ Deferred Compensation Plan, which is described in the narrative below.

(10)	On November 28, 2007, 729 shares of restricted stock were granted to each of the non-employee Directors pursuant to our 2006 Stock Plan for Non-Employee Directors. The Stock Awards column represents the 2007 FAS 123R expense for the November 28, 2007 restricted stock awards, as well as the 2007 compensation expense for 2006 restricted stock grants. The amount reported for Mr. MacDonald includes the 2007 compensation expense related to his April 2007 award of restricted shares, issued upon his initial election to the Board, as well as the 2007 restricted stock grant. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2008.

As of December 31, 2007, the aggregate number of shares of restricted stock held by each non-employee Director was 1,550 shares, except for Mr. MacDonald, who holds 1,270 shares.

(11)	No stock options were granted to the non-employee Directors during 2007. The Option Awards column represents the 2007 FAS 123R expense for stock options granted to Mr. Hanks who joined our Board during 2006 and received an award for 6,000 options consistent with the terms of our 2006 Stock Plan for Non-Employee Directors at the time of his election to the Board. The options vested in full in July 2007. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2008.

As of December 31, 2007, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Adams, 15,500; Mr. Gunning, 5,500; Mr. Hanks, 6,000; Mr. Knoll, -0-; Mr. Lincoln, 13,500; Ms. Lincoln, 3,500; Mr. MacDonald -0-; Ms. Runtagh, 9,500; and General Walls, 7,500. All of the outstanding stock options were exercisable as of December 31, 2007.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The Committee receives assistance and advice from compensation consultants at Watson Wyatt, an internationally-recognized human resources consulting firm, and from the management of the Company, particularly the Chief Executive Officer, General Counsel and Vice President, Human Resources, regarding the underlying philosophies, components and levels of Director compensation. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee.

In addition, the Committee administers our Director equity incentive plans, including approval of grants of stock options, restricted stock and other equity or equity-based awards, and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

2007 Director Compensation Package

During 2007, the Directors’ compensation package for non-employee Directors was based on the following principles:

•	a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	Directors should have equity interest in Lincoln; and

•	total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

With the above principles in mind, the compensation package for 2007 was comprised of the following components:

Cash Compensation

•	an annual retainer of $40,000 for all Directors;

•	an annual retainer of $15,000 for the Lead Director;

•	an annual retainer of $10,000 for the Chairs of the Audit and the Compensation and Executive Development Committees and $5,000 for each other Committee Chair;

•	Board meeting fees of $3,000 for each meeting attended; and

•	Committee meeting fees of $1,500 for each meeting attended.

Stock-Based Compensation

Stock-based compensation is provided under the 2006 Stock Plan for Non-Employee Directors, which provides for various types of stock awards, including restricted stock and stock options. Beginning in 2005, the Company migrated stock awards from stock options to restricted stock in order to provide non-employee Directors with an opportunity to obtain more of a proprietary interest in Lincoln and in light of the new non-employee Director stock ownership guidelines discussed below. As it relates to 2007 compensation, the Nominating and Corporate Governance Committee resolved that annual awards of restricted stock would be made at a value of $50,000 to all non-employee Directors and that initial awards of restricted stock would be made at a value of $35,000 to any non-employee Director who becomes eligible by virtue of his or her election to the Board.

During 2007, the following stock-based awards were made to our non-employee Directors pursuant to the 2006 Stock Plan for Non-Employee Directors:

•	an annual restricted stock award of 729 shares, or approximately $50,000 worth of restricted stock, to each non-employee Director; and

•

an initial restricted stock award of 541 shares to Mr. MacDonald, or approximately $35,000 worth of restricted stock, who became eligible to receive this initial award by virtue of his election to the Board at last year’s Annual Meeting.

Other Arrangements

We reimburse all Directors for out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed up to $5,000 annually for continuing education expenses (inclusive of travel expenses), in such amounts and on such programs and related expenses as each Director may elect. Fifty percent of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, we introduced stock ownership guidelines for the non-employee Directors effective January 1, 2006. Guidelines were also introduced for officers, which are described below in the Compensation Discussion and Analysis section. Under these new guidelines, non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least three times the Board’s 2006 annual cash retainer of $40,000 (or $120,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount, or (2) 3,025 shares, which amount is the equivalent to three times the annual retainer in effect on January 1, 2006 ($120,000) divided by the closing price of a common share on December 30, 2005 ($39.66). Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2007, more than 85% of our non-employee Directors satisfied their ownership guidelines.

2006 Stock Plan for Non-Employee Directors

Approved by shareholders at our 2006 Annual Meeting, the 2006 Stock Plan for Non-Employee Directors provides for the annual and initial grants of stock-based awards as outlined above. The plan provides for various types of stock-based awards, including stock options and restricted stock.

During 2007, non-employee Directors received an annual award of shares of restricted stock valued at approximately $50,000. Mr. MacDonald received an award of restricted stock valued at approximately $35,000 upon his initial election to the Board at last year’s Annual Meeting. Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote such shares. Under the terms of the award, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of the Company or upon the death, disability or retirement of the Director. During the period during which the shares remain forfeitable, dividends on the restricted stock are paid out to the non-employee Directors in cash. Awards of restricted stock made during 2006 contain the same terms, except that there is no accelerated vesting upon retirement under the terms of the 2006 awards. At the time of the 2006 awards, the definition of “retirement” as contained in the plan resulted in an unintended tax consequence to the Directors. The plan was amended in 2007 to eliminate the unintended result.

During 2007, no stock options were granted under the plan and only one Director, Mr. Hanks, received stock options during 2006 in connection with his initial election to the Board. An option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of the Company or upon the death, disability or retirement of the Director. Once the optionee has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to officers under our Top Hat Plan, which is discussed in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section of this proxy statement. On November 30, 2005, we amended the plan to allow future deferrals under the plan effective as of January 1, 2006. The plan previously had been frozen with respect to benefit accruals for the period after December 31, 2004 in response to the adoption of Section 409A of the U.S. Internal Revenue Code, which significantly changed the Federal tax law applicable to amounts deferred under the plan after that date. All benefit accruals vested prior to January 1, 2005 qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A of the Code. Two Directors, Mr. Hanks and Mr. Walls, elected to defer Board fees under the plan during 2007.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2007 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following explains the material elements of the compensation objectives and policies as it relates to our “named executive officers” included in the Summary Compensation Table.

Our executive compensation programs consist of four main components: base compensation, annual bonus, long-term incentives and benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (slightly below market), while target total cash compensation (which includes an annual bonus target) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: stock options, restricted stock and a cash long-term incentive program. Benefits are set at the market median or 50th percentile. Although not targeted to a specific competitive level, we believe our executive perquisites are below the market median.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Executive Summary

The Compensation and Executive Development Committee of the Board (the “Committee”), which consists solely of non-employee Directors, has responsibility for reviewing, establishing and monitoring all elements of compensation of our executives (see Role of Committee, Consultants and Management below). To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and the advice of its outside executive compensation consultant, Watson Wyatt, the Committee made certain program changes in 2007. Most notably, it added a working capital metric to the annual bonus program, it modified the matrix used to determine payouts for the annual bonus program to allow for payouts when financial performance exceeds 120% of budget and it increased the maximum payout under the cash long-term incentive plan from 140% of target to 200% of target, if significant financial performance is achieved. The Committee also took steps to implement the plan approved by shareholders at last year’s Annual Meeting (the 2007 Management Incentive Compensation Plan or 2007 MICP) to qualify for the performance based exclusion from the deduction limitations under Section 162(m) of the Internal Revenue Code.

For each named executive officer, the Committee reviewed the levels and amounts of compensation based on an analysis of pay for performance, a summary of the Company’s overall compensation philosophies, a comparison of current pay to the various competitive targets and individual performance. The Committee increased 2007 base salaries, MIP (bonus) targets and long-term incentives (Cash LTIP and equity awards) for the named executive officers (each of these actions is described in more detail in Executive Compensation Components below). Although the Company experienced strong financial performance during 2007, actual payouts for the 2007 MIP for the named executive officers, on average, decreased from 2006 amounts due to aggressive financial targets. However, as a result of that same strong financial performance during the most recent three fiscal years and due to higher target amounts for most of the named executive officers (as a result of increased responsibilities), the actual payout for the Cash LTIP for the named executive officers increased from 2006 amounts. In approving these incentive payments, the Committee noted that in both longer historical periods (2005 to 2007) and the most recent fiscal year (year to date 2007), pay levels were generally lower than the financial performance delivered (each of these components is described in more detail in Executive Compensation Components below).

Executive Compensation Philosophy

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic, welding business full-time employees participate in a bonus program designed to reward both company financial performance and individual contributions. In the 2007 bonus year, our broad-based bonus pool was $82.5 million, the average bonus paid was 57.12% of an employee’s base pay and the average total cash compensation received by bonus-eligible employees was $73,409.

We expect base pay and benefits to deliver a level of predictable compensation since our structure is heavily weighted toward variable compensation. Therefore, fixed components, such as base compensation, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require strong financial performance for payouts to result (method used for determining the competitive market is described in Market Comparison Data below). However, because annual bonuses reward operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share appreciation and non-cash awards.

Employees are rewarded when we achieve superior financial results but their compensation is significantly reduced when we do not achieve the expected level of financial performance. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual, with our philosophy being that the best performers should receive the greatest rewards.

Executive Compensation Methodologies

Role of Committee, Consultants and Management

Committee.    The Committee regularly involves the full Board in its responsibilities. Its primary charge is to determine and report to the Board on the compensation (or method of calculating it) for the Chairman, President and Chief Executive Officer and the other executive officers. It establishes and then conducts a full Board review in executive session of the annual performance for the Chief Executive Officer. In addition, the Committee establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions. It also reviews and makes recommendations to the Board concerning our employee stock, incentive compensation and employee benefit programs.

CEO and Management.    The management of the Company (particularly the Chief Executive Officer, the Chief Financial Officer and the Vice President, Human Resources) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with Watson Wyatt to ensure the compensation recommendations are in line with the executive compensation program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer at the beginning of each year, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

Compensation Consultants.    The Committee receives assistance and advice from its executive compensation consultants at Watson Wyatt, an internationally-recognized human resources consulting firm, on matters including competitive compensation surveys, executive compensation trend data, observations on the design of our incentive programs, peer company financial performance and peer company compensation analysis. These consultants report directly to the Chairperson of the Committee, although they are available to, and regularly do, provide advice to management. Changes to the incentive programs in 2007 were made in consultation with Watson Wyatt. The Committee, however, is not bound by the input, advice or recommendations of Watson Wyatt. Watson Wyatt also provides other human resources consulting to the Company, such as actuarial services for our U.S. and Canadian retirement programs and consulting on Director compensation. In order to ensure the independence of its consultants, the Committee requires that, with respect to non-executive compensation work, the Committee review and approve the work to be performed and Watson Wyatt must ensure that the specific executive compensation consultants will not perform such non-executive compensation work.

Selection of Compensation Elements

As part of its annual review, the Committee first evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or our financial performance. Absent changes, the Committee uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (i.e., 45th percentile for base pay). Actual pay for the executive officers will generally fall within a range of these targets (plus or minus 20%).

Consistent with our pay-for-performance and incentive-based philosophies is our belief that compensation for executives new to their positions should be brought to the levels described above over time, not all at once. Therefore, for a period of time, new executives may experience larger pay increases but their compensation will be set below the targets described above during a transition period. Absent these types of significant increases, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally expected to be in line with national trends.

Market Comparison Data

Competitive market compensation data is collected from multiple, nationally-published surveys, proxy data from a peer group of companies and, beginning in 2007, proxy data from companies in the S&P Midcap 400 Index (in which the Company began participating in mid-2006). The S&P Midcap 400 Index data is collected for all companies in that index as well as for the manufacturing companies only in that index. All competitive market compensation data is statistically determined (through regression analysis) to approximate the Company’s revenue size. Survey data is also aged to approximate more current data.

Comparison Group

The peer group of companies consists of 28 publicly-traded industrial corporations that are headquartered in the United States, serve a number of different market segments and have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment. During 2007, the Committee reviewed the make-up of the peer group and made certain additions and deletions. As a result, during 2007, our peer group was comprised of the following companies:

AGCO Corp	Donaldson Co	Ingersoll-Rand Co	Power-One Inc
Ametek Inc	Dover Corp	ITT Corp	Rockwell Automation
Caterpillar Inc	Eaton Corp	Kennametal Inc	Roper Industries
Cooper Industries	Emerson Electric	Nordson Corporation	SPX Corp
Crane Company	Flowserve Corporation	Paccar Inc	Tecumseh Products Corp
Cummins Inc	Graco Inc	Pall Corp	Thomas & Betts
Deere & Co	Illinois Tool Works	Parker-Hannifin Corp	Trane Inc (formerly American Standard)

Compensation Structure

Business Needs.    Compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study on these matters. These trends are considered by the Committee in light of our compensation philosophies and looking at various business needs. Business needs evaluated can include: talent attraction and retention strategies, growth expectations, cost-containment initiatives, management development needs, administrative complexity and our company culture. In evaluating the impact of these, no single factor guides whether changes will be made. Instead, the Committee adopts a holistic approach, considering various factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components (base pay, annual bonus targets and long-term incentive awards) as the Company views past performance as a strong indicator of future performance. In addition, as described in more detail below, the annual bonus includes an individual performance component in determining the percentage of target actually paid. Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. Other than objectives tied to specific business needs (such as those described above), objectives could include: leadership of specific initiatives, participation in or support of strategic programs and individual development actions. A performance rating will generally range from .80 to 1.15, with all performance ratings capped at 1.15.

Pay and Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts an annual review of pay and performance. This review is used to evaluate whether executive pay levels are properly aligned with our financial performance, when compared to pay levels and financial performance of the peer group companies and, beginning in 2007, companies in the S&P Midcap 400 Index. The review looks at various financial metrics and compensation data for the most recent fiscal year and for a multi-year historical period. It then considers whether our financial performance is at, below or above that of the peer group companies/companies in the S&P Midcap 400 Index and whether our executive compensation is at, below or above the peer group companies/companies in the S&P Midcap 400 Index. In setting 2007 compensation (which was done in the fourth quarter of 2006), the Committee reviewed revenue growth, earnings before interest and taxes (EBIT) growth, net income growth, earnings per share (EPS) growth, return on invested capital and 1-year and 3-year total shareholder return for Lincoln versus the peer group (those same components were also reviewed for companies in the S&P Midcap 400 Index in setting 2008 compensation, which was done in the fourth quarter of 2007). Overall, Lincoln’s historical financial performance was at or above the peer group’s financial performance for the most recent fiscal year and the most recent three-year period. Specifically, revenue growth, EBIT growth, net income growth, EPS growth, return on invested capital and 1-year and 3-year total shareholder return for the Company for 2005 (the most recent fiscal year) were at or above the 75th percentile of peer group performance while compensation was at or below the median (50th percentile) of the peer group. Taken as a whole, the Committee used this information to conclude that, while no significant changes were needed to our overall executive compensation philosophies for 2007, certain adjustments in the incentive programs were appropriate to allow for larger payouts at higher levels of financial performance.

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include all equity-based awards, such as stock options and restricted stock, and a cash long-term incentive plan target) are set at the end of the immediately prior year at a regularly-scheduled Committee meeting. The date is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter) in connection with regularly-scheduled Board and Committee meetings. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first regularly-scheduled Committee meeting of the following year, once complete financial results are available.

Executive Compensation Components

Base Compensation

Base compensation provides executives with a predictable minimum level of compensation. Base salaries are set based on the executive’s experience, expertise, level of responsibility, seniority, leadership qualities, individual accomplishments and other factors. That being said, the Company aims to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed upon variable compensation. For 2007, the base salaries for the named executive officers were just below the 45th percentile of the market and the average increase in their base pay was 5.3%.

Annual Bonus

Overview.    The Management Incentive Plan, or MIP, provides the named executive officers an opportunity to receive an annual cash bonus. We believe that, given base pay is set below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. Therefore, we target total cash compensation (base and bonus target) at the 65th percentile of the market. We believe, however, that payments of above-average bonuses should only be made where the individual’s performance, that of the entire Company and that of his or her particular business unit warrant it. As a result, financial goals are set aggressively. Actual bonus payments may be substantially above the market median (approaching total cash compensation in the upper quartile, or 75th percentile, of the market) if Lincoln delivers outstanding financial results that are well above targets. Conversely, actual bonus payments, and therefore total cash compensation, may be substantially below market if either individual performance or Company performance does not reach budgeted levels. For 2007, 31 individuals participated in the MIP worldwide. Two additional individuals were recommended for participation in the MIP for 2008.

Funding Formula—MIP Matrix.    The percentage of target actually paid is based upon a matrix that takes into account the level of achievement of financial performance and the executive’s individual performance. If either of these factors is not met, the percentage of target paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid is above target.

For 2007, the Committee approved certain changes to the MIP structure. First, the Committee modified the MIP matrix to increase the level of financial performance that will be considered (up from 120% of budget to 150% of budget) and raised the maximum MIP payout (up from 135% of target to 160% of target). The Committee also added a second financial metric, namely the achievement of budget for average operating working capital (AOWC) to sales, in addition to the existing EBITB to budget financial metric. For 2007, the MIP matrix was as follows:

2007 MIP Matrix

And Individual Performance of…	Based on Financial Achievement to Budget of …
	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	A Participant Will Receive the Following Percentage of His or Her Target
1.15	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
1.10	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
1.05	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
1.00	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
0.95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
0.90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
0.85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
0.80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
0.75	0	0	0	0	0	0	25%	30%	40%	50%	60%
0.70	0	0	0	0	0	0	5%	10%	25%	30%	40%
0.65	0	0	0	0	0	0	0	0	0	0	0

This same matrix will be used for determining 2008 MIP payouts.

Consolidated Results and Business Unit Performance.    A portion of the financial component is based upon achievement of Company consolidated financial results, and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. Given their corporate-wide responsibilities, for 2007, the financial component for Messrs. Stropki, Petrella and Stueber was 100% dependent upon Company consolidated financial results. For 2007, the financial components for Messrs. LeBlanc and Flohn were 25% dependent upon achievement of financial results for the consolidated Company and 75% dependent upon achievement of financial results for their particular business units/regions. By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. This was the case in 2007, where the consolidated and most business unit EBITB results were above budgets. As a result, most executives, including all of the named executive officers other than Mr. Flohn, received payouts that were above their target amounts.

EBITB Financial Metric.    For 2007, one financial metric used was achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) to budget. This metric accounted for 80% of the MIP financial component. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. In the last five years, EBITB to budget for the consolidated Company has ranged from 76.2% to 140.5% and has averaged 112.1%. For all of our business units, since 1997, EBITB to budgets have ranged from 7.1% to 162.1%, and have averaged 97.9%. When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others.

AOWC Financial Metric.    For 2007, the Committee added a second financial metric, namely the achievement of budget for average operating working capital (AOWC) to sales, in addition to the existing EBITB to budget financial metric. This metric accounted for 20% of the MIP financial component. This metric was added to underscore the Company’s commitment to improving cash flow. For 2007, for all business units, AOWC to sales ranged from 70.7% to 101.1% and averaged 93.0%. Like EBITB, we believe that there is an equal probability of achieving AOWC to sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others.

Target Awards.    The 2007 MIP targets for the named executive officers were established according to the principles discussed above. Their 2007 MIP targets placed their total cash compensation (base and bonus targets), on average, below the broad-based survey group 65th percentile and the average increase in their MIP targets was 9.6% (primarily due to increases that reflected the transition to greater job responsibilities).

2007 MIP Payments.    The bonuses actually paid to the named executive officers for 2007 (as reported in the Summary Compensation Table) were below the amounts paid to them in 2006 (except for Mr. LeBlanc) but were above their 2007 targets (except for Mr. Flohn). These lower payments were due to aggressive 2007 financial budgets, even though overall financial performance for the Company and individual performance were all strong. On average, 2007 actual bonuses were 4.6% lower than 2006 actual bonuses and were 16% above targets. In approving the 2007 MIP payments, the Committee noted that the Company’s growth in earnings before interest and taxes (EBIT) for the most recent trailing twelve month period was at the 75th percentile of the peer group and at the 71st percentile of the companies in the S&P Midcap 400 Index (growth in EBIT being the closest financial comparison available for the EBITB to budget metric used in the MIP), and that the Company’s return on invested capital for the most recent fiscal year (2006) was at the 76th percentile of the peer group and at the 87th percentile of the companies in the S&P Midcap 400 Index (return on invested capital being the closest financial comparison available for the AOWC to sales metric used in the MIP). These bonus payments resulted in total cash compensation (base and actual bonus) for the group that was, on average, at the survey group 65th percentile.

2008 MIP Targets.    During 2007, the Committee determined that the 2008 MIP matrix would be the same as the 2007 MIP matrix. MIP targets for 2008 for the named executive officers are set forth in the Grants of Plan-Based Awards Table below. The Committee determined these targets, in consultation with Watson Wyatt, based on the Company’s compensation philosophies and competitive data. The 2008 MIP targets resulted in total compensation (base and target bonus) for the group that was, on average, slightly below the survey group 65th percentile.

Long-Term Incentives

Overview.    We believe that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for the Company and should be established at the median (or 50 th percentile) of the market. We have targeted the median of the market, in keeping with our pay-for-performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Long-Term Components.    Our long-term incentive program is made up of three components: stock options, restricted stock and a cash long-term incentive program. The value of each is weighted equally, such that one-third of an executive’s long-term incentive value is delivered through stock options, one-third through restricted stock and one-third through a target cash award, because it provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made on a limited and selective basis to those individuals who have been designated as officers. The stock option and restricted stock awards for 2007 and 2008 were made under the 2006 Equity and Performance Incentive Plan. For 2007 and 2008 awards, 16 individuals received all three components, including all of the named executive officers.

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend the stock option portion of our long-term incentive program to senior managers and also make available certain one-time option grants to significant contributors, regardless of their position within Lincoln. Approximately 73% of the stock options covered by the 2007 award were made to employees other than our named executive officers, with a total of 337 employees receiving options worldwide. Approximately 69% of the stock options covered by the 2008 award (granted in the fourth quarter of 2007) were made to employees other than our named executive officers, with a total of 341 employees receiving options worldwide.

Restricted Stock.    Historically limited to officers, beginning with the 2007 award (granted in the fourth quarter of 2006), all MIP participants received restricted stock awards.

Timing of Stock Options and Restricted Stock Awards.    The Committee has sole discretion in awarding stock options and restricted stock and does not delegate such authority to our management nor does our management have the ability to select or influence award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter). Occasionally, the Committee is asked to approve limited, out-of-cycle special awards for specific business purposes. Other than the additional stock option award made to Mr. Stropki upon his election as Chief Executive Officer (described in Other Equity Compensation below), all of these out-of-cycle stock option grants have been made at regularly-scheduled Committee meetings that have been set well in advance and all have been for minimal amounts. The Committee has not made any out-of-cycle restricted stock awards.

Cash Long-Term Incentive

Overview.    A cash long-term incentive plan, or Cash LTIP, was introduced in 1997 for officers. The plan is designed to offer reward opportunities leveraged to the long-term performance of the Company and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different programs will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year Company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. For 2007, payments were capped at 140% of target.

Performance Measure.    Since its inception, the performance measure used has been growth in net income over the three-year cycle. Beginning in 2005, we began measuring growth over the entire three-year period (instead of on a year-by-year basis) because we concluded it was a better metric of sustained growth. Although net income growth has been used consistently, any of the following performance measures may be used as deemed appropriate by the Committee: growth measures, profitability measures, cash flow measures, return on investment/asset measures, shareholder value, strategic or non-financial performance and other key business issues or initiatives. From time to time, the Committee has considered and approved certain limited adjustments to reported net income in determining achievement of the performance measure against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: extraordinary items and other adjustments that are related to events that are infrequent or unusual, and inappropriately distort results. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is added and amortized against future years until that adjustment is fully offset against the intended savings.

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate); accordingly, 2007 was the fifth time payments had been made under this plan (out of eight full cycles). Since its inception, the average percent of target paid has been 76.1%, with payments ranging from 0% to 140% of target. For all prior plan cycles, the average net income growth threshold required to achieve a 100% payout under the three-year period has been 17%, with a range of 6% to 30%. For the 2005-2007 cycle, the payments for which are reported in the Summary Compensation Table, the performance thresholds were as follows:

2005 Cash LTIP (2005 to 2007 cycle)
Growth in Net Income Over Entire 3-Year Cycle	% of Target Paid After 3-Year Cycle
Less than 6%	0
6%	30%
9%	50%
14%	100%
18%	120%
21%	140%

Performance thresholds for the 2005 to 2007 cycle (established in the fourth quarter of 2004) were set at a time when the Company (and other industrial companies) had experienced negative adjusted net income growth in several preceding years. Therefore, to anticipate a modest growth rate during a recovery period, the 2005 to 2007 thresholds were less aggressive than the performance thresholds used in some prior cycles and are less aggressive than the current performance thresholds. Current performance thresholds have been set higher in light of our recent superior net income performance and as a result of additional components of the review process that take into account peer company performance and macro-economic factors. Comparing the historical performance thresholds to past net income performance, we believe that there is an even probability of achieving the net income growth thresholds when initially determining the target growth for any cycle.

The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds. For the 2007 to 2009 cycle (established in the first quarter of 2007), the Committee raised the maximum Cash LTIP payment (up from 140% of target to 200% of target), although they tied that change to a significant increase in the performance threshold required for the maximum payout. The 2008 to 2010 plan cycle (established in the first quarter of 2008) uses similar thresholds as the 2007 to 2009 cycle.

Payouts under Cash LTIP.    Payouts were achieved in 2007, based on net income growth over the three-year period that was above the 21% maximum performance threshold for that cycle. The following adjustments were made to reported net income to calculate net income growth under the plan: rationalization adjustments (charges for each of which are amortized over a three-year period), non-recurring tax adjustments and the loss on the sale of a business adjustment. However, net income results would have been above the 21% maximum performance threshold even without those adjustments. As a result, payouts were made at 140% of targets for 18 officers. In approving the 2007 Cash LTIP payments, the Committee noted that the Company’s growth in net income for the most recent trailing 36-month period was at the 88th percentile of the peer group and at the 81st percentile of the companies in the S&P Midcap 400 Index. Although we had very strong performance between 2005 and 2007, the Committee determined that Cash LTIP payments would remain capped at 140% of targets.

Timing for Setting Performance Measure and Performance Thresholds.    Although Cash LTIP target amounts are set at the end of the immediately prior year at a regularly-scheduled Committee meeting, the performance measure and the performance thresholds are now generally set at the beginning of the first fiscal year, which timing coincides with regularly-scheduled Board and Committee meetings. This timing allows the Committee to see our full financial results for the prior year and allows for more current macro-economic projections to be used.

Other Equity Compensation.    From time-to-time, the Committee makes special one-time grants of equity compensation to meet a specific business need. Business needs could include, but are not limited to, retention and recruitment of key management. Mr. Stropki was given a special award of 30,000 stock options, in June 2004, upon his appointment as Chief Executive Officer. This special award was made to bring his long-term incentive compensation toward the competitive market 50 th percentile for a chief executive officer. The normal terms of our stock option awards applied to Mr. Stropki’s grant. As a result, those options became fully vested on June 2007. There are no other currently outstanding special one-time grants of equity compensation for the executive officers.

Long-Term Incentive Timing and Amounts.    Stock options, restricted stock and target Cash LTIP awards, are made each year, at the same time that base compensation and bonus targets are set. Awards reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table, which were made in the fourth quarter of 2007, are evaluated as 2008 awards, since they relate to performance in 2008 and beyond. Therefore, the competitive market data, compensation trends, business needs, individual performance, individual role and Company financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table. The Cash LTIP payments reported in the Summary Compensation Table are an additional exception. Since these payments relate to the 2005 to 2007 three-year cycle, the target amounts for the Cash LTIP reported in the Summary Compensation Table were evaluated and set as 2005 awards (and made in the fourth quarter of 2004).

Each named executive officer received a 2007 stock option grant, a 2007 restricted stock award and a 2008 to 2010 Cash LTIP target (amounts for each reported in Summary Compensation Table and Grants of Plan-Based Awards Table). The total value of these three awards placed their long-term incentive compensation, on average, above the broad-based survey group 50th percentile, but below the peer group and the S&P Midcap 400 group 50th percentiles. The average increase in the potential value of their long-term incentive awards was 20.6%, primarily due to target increases as certain named executive officers transitioned to greater job responsibilities and due to changes in the market data as reflected in the proxy statements of the peer group companies and companies in the S&P Midcap 400 Index.

Benefits

Overview of Benefits Structure.    We intend to provide a competitive group of benefits for all of our employees targeted at 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, employees, including the named executive officers, are required to have medical insurance coverage through the Company or an equivalent external source. The premiums for Company-provided medical coverage are 100% paid by employees, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by the Company is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The executive officers are not exempt from this cost-sharing approach. We continually review our benefits for overall competitiveness.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee), with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with the Company which, we believe, is not addressed in our other compensation and benefit programs. The value of our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median (50th percentile). Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the competitive market (50th percentile).

Retirement Benefits.    Retirement benefits are provided to our named executive officers through the following programs:

•

Supplemental Executive Retirement Plan, or SERP, that became effective January 1, 1994. The purpose of the SERP is, in part, to make up for limitations imposed by the Code on payments of retirement benefits under our tax-qualified retirement plans, including the RAP (described below), and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective for benefits. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2007, there were 13 active participants in the SERP. No new participants have been added to the SERP since January 1, 2005. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit as described below in the narrative following the Grants of Plan-Based Awards Table, there have been no material modifications of terms of the SERP as to the named executive officers.

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, in effect since 1936 and applies to all eligible domestic welding business employees. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table based on the 2006 and 1997 elections they each made (those elections are described in the Retirement and Other Post-Employment Benefits section).

•

A supplemental deferred compensation plan, or Top Hat Plan. Our Top Hat Plan is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. Top Hat Plan benefits are provided through two separate programs: the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, or New Top Hat Plan, was adopted on December 30, 2004 to provide for ongoing deferrals in compliance with Section 409A of the Code and the Lincoln Electric Holdings, Inc. Deferred Compensation Plan for Executives, or Old Top Hat Plan, was originally adopted in 1994 and ultimately amended on December 30, 2005 to provide that all benefits under the plan would comply with the requirements of Section 409A of the Code. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2007, there were 17 active participants in the Top Hat Plan. No new participants entered the New Top Hat Plan in 2007 and no new participants or deferrals will be added to the Old Top Hat Plan.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, established in 1994 and applies to all eligible domestic welding business employees. For 2007, all of the named executive officers deferred amounts under the 401(k) plan. We match participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed. We may also provide additional contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

We also provide accidental death benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by the Company, a participant’s beneficiary would receive a payment of $750,000 upon an officer’s accidental death. The policy also provides disability benefits of up to $7,500 per month in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Supplemental Executive Retirement Plan.    In 2005, we added a two-tier benefit structure applicable to new participants in the SERP in light of emerging trends in executive compensation. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

Management				to a maximum of 60%
Committee/		[	(			years of service		final average pay	)			]
Regional	=			1.333%	x		x			-	applicable offsets		x	participation factor
Presidents

All future participants designated as “Other Participants” are entitled to a retirement benefit as follows:

				to a maximum of 50%
		[	(			years of service		final average pay	)			]
Other	=			1.111%	x		x			-	applicable offsets		x	participation factor
Participants

Generally, benefits under the SERP for current participants, including each named executive officer, are determined as follows:

				to a maximum of 65%
		[	(			years of service		final average pay	)			]
Current	=			1.445%	x		x			-	applicable offsets		x	participation factor
Participants

Perquisites

The Company will occasionally provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are born entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

In 2007, Messrs. Stropki and Petrella opted to use the executive physical program. All of the named executive officers used the financial planning services. Finally, certain club dues were paid for Messrs. Stropki, Petrella and Stueber. The value of these perquisites is included in the Summary Compensation Table.

Change in Control Agreements

We entered into agreements in 1998 with certain officers, designed generally to assure continued management in the event of a change in control of Lincoln. As of December 31, 2007, three officers continue to have active agreements, including Messrs. Stropki and Stueber. The agreements with Messrs. Stropki and Stueber were modified in March 2000. These arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates his employment due to certain adverse changes in his terms of employment). Outside of these three change in control agreements, the Company does not maintain written change in control or severance agreements. With the assistance of Watson Wyatt and external legal advisors, the Committee periodically evaluates the existing change in control agreements, and considers whether additional or new agreements are warranted, in light of current market terms and practices.

Stock Ownership Guidelines

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we adopted stock ownership guidelines for officers effective January 1, 2006. Under the guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
CEO	3 times base salary
Management Committee Members*	1 times base salary
Other Officers **	1/2 times base salary

*	Includes Messrs. Petrella and Stueber, as well as other officers of Lincoln.
**	Includes Messrs. LeBlanc and Flohn, as well as other officers of Lincoln.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above, or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2006 divided by the closing price of a common share on December 30, 2005 ($39.66). The Committee reserves the right to modify these guidelines in the future. Restricted stock awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2007, more than 90% of our officers met the stock ownership requirements.

Accounting Impact

Effective January 1, 2003, we adopted the fair value method of recording equity-based compensation contained in SFAS No. 123 “Accounting for Stock-Based Compensation.” Effective January 1, 2006, we adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123. Generally, the approach under SFAS No. 123(R) is similar to the approach under SFAS No. 123. All employee stock option grants beginning January 1, 2003 are expensed over the stock option vesting period based on their fair value on the date the options are granted. Restricted shares or deferred shares require compensation expense to be measured by the quoted market price on the date of grant and expensed over the vesting period. No expense is recognized for any stock options, restricted shares or deferred shares that are forfeited, in which case the recipients have failed to meet the applicable vesting requirements.

Section 162(m) Of The U.S. Internal Revenue Code

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives. For example, in the past, our MIP and Cash LTIP programs were not qualified under Section 162(m) of the Code because the Committee believed that it was important to retain a significant level of flexibility and simplicity in those programs to support our pay-for-performance philosophies and it believed that this required flexibility and simplicity could not be accomplished under the qualification rules. The Committee also believed that it employed other safeguards (such as a mechanism for comparing pay and performance) that, although not recognized under Section 162(m) of the Code, did ensure that payments made under these programs were performance-based. Finally, given that the impact of non-deductibility in the past under Section 162(m) of the Code had not been material, the Committee viewed non-qualification of those plans as appropriate in light of the significant level of flexibility and simplicity of the programs.

As a result of our on-going review of our compensation programs, the Committee determined that both the MIP and Cash LTIP plans could be structured in such a way as to maintain a suitable level of flexibility and simplicity and, at the same time, could be treated as performance-based compensation under Section 162(m) of the Code. Such treatment would allow those payments to be deductible under Section 162(m) of the Code, to the extent that an executive officer’s compensation exceeded $1 million, which would be beneficial to the Company. Accordingly, the 2007 Management Incentive Compensation Plan (or 2007 MICP), approved by shareholders at last year’s Annual Meeting, may allow the following components of executive compensation to be excluded in determining deductibility under Section 162(m) of the Code: annual bonus (MIP), Cash LTIP and stock option awards. Exclusion of those amounts under Section 162(m) means that they are fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plan. Payments of base pay and restricted stock (as currently structured) would not be excludable and, thus, any of those amounts that exceed $1 million in a calendar year would be non-deductible.

Compensation paid to the named executive officers during 2007 was tax deductible for Federal income tax purposes, except with respect to a portion of the compensation paid to Mr. Stropki.

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2007 and this proxy statement.

By the Compensation and Executive Development Committee:

/s/ Hellene S. Runtagh, Chair
Harold L. Adams Stephen G. Hanks G. Russell Lincoln William E. MacDonald, III

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table provides information on the compensation for our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers, for 2007 and 2006.

Name and Principal Position	Year	Salary		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		Change in Pension and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation		Total

John M. Stropki, Jr. Chairman, President and Chief Executive Officer	2007 2006	$775,000 750,000	(1)	$311,843 103,082	$587,288 600,067	$1,639,225 1,602,513	(1)	$158,048 821,861	(6)	$27,884 23,828	(7)	$3,499,288 3,901,351

Vincent K. Petrella Senior Vice President, Chief Financial Officer and Treasurer	2007 2006	345,000 325,000		81,663 28,832	158,259 139,598	524,353 490,233		26,000 27,000		29,368 26,900	(8)	1,164,643 1,037,563

Frederick G. Stueber Senior Vice President, General Counsel and Secretary	2007 2006	345,000 325,000		74,397 26,056	150,427 163,514	467,328 463,500	(5)	234,199 362,000	(6)	21,564 17,639	(9)	1,292,915 1,357,709

David M. LeBlanc Lincoln Electric International Holding Company—Vice President; President, Lincoln Electric Europe and Russia	2007 2006	250,000 235,000		41,330 14,487	86,257 90,296	289,279 273,000		17,000 19,000		281,680 189,956	(10)	965,546 821,739

Thomas A. Flohn Lincoln Electric International Holding Company—Vice President; President, Lincoln Asia Pacific	2007	230,000	(11)	34,043	71,343	214,519	(11)	26,293	(6)	531,111	(12)	1,107,309

(1)	Of the amounts shown as salary for 2007, $180,000 was deferred during 2007 under our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan). Of the amounts shown that relate to our annual bonus program (or MIP), $275,000 was deferred for 2007 in February 2008 under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

(2)	On November 28, 2007, the named executive officers received awards of restricted stock. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported for 2007 reflect our 2007 FAS 123R expense for the November 28, 2007 restricted stock awards as follows: Mr. Stropki ($14,958 for 2007), Mr. Petrella ($2,718 for 2007), Mr. Stueber ($2,307 for 2007), Mr. LeBlanc ($1,416 for 2007) and Mr. Flohn ($1,085 for 2007). In addition to these grants, the amounts reported for 2007 include the additional 2007 compensation expense for prior year awards of restricted stock. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2008.

(3)	On November 28, 2007, the named executive officers received grants of stock options. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported for 2007 reflect our 2007 FAS 123R expense for the November 28, 2007 stock option grants as follows: Mr. Stropki ($15,958 for 2007), Mr. Petrella ($4,836 for 2007), Mr. Stueber ($4,112 for 2007), Mr. LeBlanc ($2,516 for 2007) and Mr. Flohn ($1,935 for 2007). In addition to these grants, the amounts reported for 2007 include the additional 2007 compensation expense for prior year grants of stock options. Assumptions used in the calculation of these amounts are included in footnote (E) to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2008.

(4)	The amounts shown represent the sum of the payments under our annual bonus program (or MIP) and our cash long-term incentive plan (or Cash LTIP) for 2007 as follows: Mr. Stropki ($1,133,825 for MIP) ($505,400 for Cash LTIP), Mr. Petrella ($375,953 for MIP) ($148,400 for Cash LTIP), Mr. Stueber ($318,928 for MIP) ($148,400 for Cash LTIP), Mr. LeBlanc ($199,679 for MIP) ($89,600 for Cash LTIP) and Mr. Flohn ($140,319 for MIP) ($74,200 for Cash LTIP). For a description of our MIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

(5)	Of the amount shown that relates to our MIP, $100,000 was deferred for 2007 in February 2008 under our Top Hat Plan.

(6)	The amounts shown for 2007 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, for 2007 as compared to 2006 as follows: Mr. Stropki ($62,000 for the RAP) ($90,000 for the SERP), Mr. Petrella ($26,000 for the RAP) ($0 for the SERP), Mr. Stueber ($52,000 for the RAP) ($182,000 for the SERP), Mr. LeBlanc ($17,000 for the RAP) ($0 for the SERP) and Mr. Flohn ($26,000 for the RAP) ($0 for the SERP). The amounts shown for Messrs. Stropki, Stueber and Flohn also include $6,048, $199 and $293, respectively, representing in each case the difference between actual 2007 earnings credited to their respective deferred compensation accounts under our Top Hat Plan (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with the plan) and $147,623, $4,953 and $12,191, respectively (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2007).

(7)	The amount shown for 2007 is comprised of $4,725 of company matching contributions under our 401(k) plan and $155 in life and accidental death insurance premiums paid by Lincoln during 2007, as well as the following perquisites: club membership dues, financial planning services and an annual physical examination. None of the individual perquisites was greater than $25,000.

(8)	The amount shown for 2007 is comprised of $4,725 in company matching contributions under our 401(k) plan, $4,500 in company contributions under the FSP program and $155 in life and accidental death insurance premiums paid by Lincoln during 2007, as well as the following perquisites: club membership dues, financial planning services and an annual physical examination. None of the individual perquisites was greater than $25,000.

(9)	The amount shown for 2007 is comprised of $4,725 in company matching contributions under our 401(k) plan, $4,500 in company contributions under the FSP program and $155 in life and accidental death insurance premiums paid by Lincoln during 2007, as well as the following perquisites: club membership dues and financial planning services. None of the individual perquisites was greater than $25,000.

(10)	The amount shown for 2007 is comprised of $4,725 in company matching contributions under our 401(k) plan, $4,500 in company contributions under the FSP program and $155 in life and accidental death insurance premiums paid by Lincoln during 2007, as well as financial planning services and the following other perquisites (based on actual cost) related to Mr. LeBlanc’s expatriate assignment: a cost of living adjustment, a foreign service premium for taking a foreign assignment, housing rent and utilities (net of the hypothetical cost of U.S. housing), automobile lease payments, schooling for Mr. LeBlanc’s children, home leave airfare, a tax reimbursement (for the overpayment of taxes in prior years), foreign taxes and a U.S. FICA/Medicare tax gross up of $3,069. None of the individual perquisites was greater than $25,000, other than the housing rent and utilities payment of $49,164, the tax reimbursement of $83,574 and foreign tax payments of $45,214. The amounts disclosed relating to Mr. LeBlanc’s expatriate assignment were converted from Euros to U.S. dollars based on the conversion price of 1.4673 Euros to $1.00, as reported by Bloomberg on December 31, 2007.

(11)	Of the amount shown as salary, $115,000 was deferred during 2007 under our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan). Of the amount shown that relates to our annual bonus program (or MIP), $70,160 was deferred for 2007 in February 2008 under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table for additional information on this plan.

(12)	The amount shown for 2007 is comprised of $4,725 in company matching contributions under our 401(k) plan, $4,500 in company contributions under the FSP program and $155 in life and accidental death insurance premiums paid by Lincoln during 2007, as well as financial planning services and the following other perquisites (based on actual cost) related to Mr. Flohn’s expatriate assignment: a cost of living adjustment, a foreign service premium for taking a foreign assignment, a foreign service hardship premium, a relocation allowance for moving from Singapore to China, housing rent and utilities (net of the hypothetical cost of U.S. housing), automobile lease payments, schooling for Mr. Flohn’s children, home leave airfare, a tax reimbursement (for the overpayment of taxes in prior years), foreign taxes and a U.S. FICA/Medicare tax gross up of $3,183. None of the individual perquisites was greater than $25,000, other than the foreign service premium of $30,000, the foreign service hardship premium of $34,500, the housing rent and utilities payment of $84,806, dependent schooling payments of $46,336 and foreign tax payments of $240,610 (primarily related to the acceleration of taxation upon his move from Singapore). The amounts disclosed related to Mr. Flohn’s expatriate assignment were converted from Singapore Dollars (SGD) to U.S. dollars based on the conversion price of .6952 Singapore Dollars to $1.00, and from Chinese Yuan Renminbi (CNY) to U.S. dollars based on the conversion price of .1369 Chinese Yuan Renminbi to $1.00, in both cases as reported by Bloomberg on December 31, 2007.

2007 Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2007 to those individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)		Maximum ($)

John M.	11/28/07	$0	$1,120,000	(1)	$1,792,000	(1)
Stropki, Jr.	11/28/07	0	550,000	(2)	1,100,000	(2)
	11/28/07						7,860			$538,489
	11/28/07							40,090	$68.51	574,490

Vincent K.	11/28/07	0	350,000	(1)	560,000	(1)
Petrella	11/28/07	0	166,667	(2)	333,334	(2)
	11/28/07						2,380			163,054
	11/28/07							12,150	68.51	174,110

Frederick G.	11/28/07	0	290,000	(1)	464,000	(1)
Stueber	11/28/07	0	141,667	(2)	283,334	(2)
	11/28/07						2,020			138,390
	11/28/07							10,330	68.51	148,029

David M.	11/28/07	0	185,000	(1)	296,000	(1)
LeBlanc	11/28/07	0	86,667	(2)	173,334	(2)
	11/28/07						1,240			84,952
	11/28/07							6,320	68.51	90,566

Thomas A.	11/28/07	0	160,000	(1)	256,000	(1)
Flohn	11/28/07	0	66,667	(2)	133,334	(2)
	11/28/07						950			65,085
	11/28/07							4,860	68.51	69,644

(1)	The performance-based amounts shown represent the estimated cash payouts for 2008 under our annual bonus program (or MIP). Under the MIP, payments are based on the achievement of Company financial performance goals and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

(2)	The performance-based amounts shown represent estimated cash payouts for the 2008 to 2010 cycle under our cash long-term incentive plan. Under the plan, payments are based on net income growth over a three-year cycle. Target awards are set by the Compensation and Executive Development Committee of the Board in fourth quarter of the year before the three-year cycle. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the three-year cycle.

(3)

The amounts shown in this column represent restricted stock grants made under our 2006 Equity and Performance Incentive Plan on November 28, 2007. The restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to November 28, 2012), or (2) a determination by the Compensation and Executive Development Committee of the Board that the financial targets for our cash long-term incentive plan (discussed above) are met (i.e., 3 years) (2008-2010 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to the Company does not honor the terms of the award or in the event of death, disability or retirement. Beginning with the 2007 awards (made in the fourth quarter of 2006), accelerated vesting upon a change in control began requiring a termination of employment in connection with the change in control or in the event any successor to the Company does not honor the terms of the award in connection with the change in control. Any cash dividends on the restricted stock are sequestered by us until the shares are nonforfeitable, at which time such dividends are paid in common shares. The dividend rate for dividends paid on the restricted stock to the named executive officers is the same as for all other shareholders (in other words, it is not preferential).

(4)	The amounts shown in this column represent stock option grants made under our 2006 Equity and Performance Incentive Plan on November 28, 2007. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon retirement, death, disability or a change in control in the event the employee is terminated or if the plan is not assumed upon a change in control. Beginning with 2007 awards, accelerated vesting upon a change in control began requiring a termination of employment in connection with the change in control. Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after one year, with accelerated vesting upon retirement, death or disability. The options have 10-year terms.

(5)	The amounts shown represent the full value of the restricted stock awards and the stock option grants calculated in accordance with FAS 123R. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table and its corresponding footnotes.

Additional Employment Terms for the Chief Executive Officer

Mr. Stropki was elected President and Chief Executive Officer of the Company effective June 3, 2004. In connection with his election, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

For 2007, Mr. Stropki’s salary and bonus accounted for 59% of his total compensation, based on the value of his 2007 base salary, 2007 actual MIP (or bonus) paid in February 2008 and assumes one-third of his actual Cash LTIP payment for the 2005 to 2007 performance cycle.

Additional Employment Terms for the Chief Financial Officer

As part of its review of the Company’s cash long-term incentive plan, the Compensation and Executive Development Committee of the Board determined that it would institute pro-rata target awards for any open performance cycle for those individuals who became officers or for those officers who received significant promotions during these periods. As a result, the Committee determined that Mr. Petrella’s 2004 to 2006 cash long-term incentive target would be raised from $40,000 to $74,667 to reflect his promotion to Chief Financial Officer in 2004. The 2006 cash long-term incentive plan payment to Mr. Petrella that is reported in the Summary Compensation Table above was calculated based on this revised target.

For 2007, Mr. Petrella’s salary and bonus accounted for 66% of his total compensation, based on the value of his 2007 base salary, 2007 actual MIP (or bonus) paid in February 2008 and assumes one-third of his actual Cash LTIP payment for the 2005 to 2007 performance cycle.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an employment agreement in February 1995, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Both Messrs. LeBlanc and Flohn are U.S. employees, working overseas. As such, they receive certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Messrs. LeBlanc and Flohn are on the same terms as those provided to other expatriates. Therefore, the Company has not entered into any special employment agreement with Messrs. LeBlanc and Flohn.

For 2007, Mr. Stueber’s salary and bonus accounted for 55% of his total compensation, Mr. LeBlanc’s salary and bonus accounted for 50% of his total compensation and Mr. Flohn’s salary and bonus accounted for 36% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2007 base salary, 2007 actual MIP (or bonus) paid in February 2008 and assumes one-third of the executive’s actual Cash LTIP payment for the 2005 to 2007 performance cycle.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following table provides information relating to exercisable and unexercisable stock options and restricted stock at December 31, 2007 for those individuals named in the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

John M. Stropki, Jr.	55,000		$21.61	10-10-11
	48,400		23.46	11-20-12
	50,000		23.90	10-08-13
	30,000		31.90	06-03-14
	90,000		35.43	11-30-14
	33,066	16,534	39.93	11-30-15	11,480	$817,146
	9,933	19,867	60.51	11-29-16	7,650	544,527
		40,090	68.51	11-28-17	7,860	559,475

Vincent K. Petrella	10,000		$23.90	10-08-13
	25,000		35.43	11-30-14
	9,600	4,800	39.93	11-30-15	3,330	$237,029
	2,883	5,767	60.51	11-29-16	2,220	158,020
		12,150	68.51	11-28-17	2,380	169,408

Frederick G. Stueber	17,000		$35.43	11-30-14
	8,666	4,334	39.93	11-30-15	3,000	$213,540
	2,703	5,407	60.51	11-29-16	2,080	148,054
		10,330	68.51	11-28-17	2,020	143,784

David M. LeBlanc	10,000		$35.43	11-30-14
	4,800	2,400	39.93	11-30-15	1,670	$118,871
	1,476	2,954	60.51	11-29-16	1,140	81,145
		6,320	68.51	11-28-17	1,240	88,263

Thomas A. Flohn	5,000		$23.90	10-08-13
	12,500		35.43	11-30-14
	3,933	1,967	39.93	11-30-15	1,380	$98,228
	1,226	2,454	60.51	11-29-16	940	66,909
		4,860	68.51	11-28-17	950	67,621

(1)	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

(2)	The amounts shown in this column represent restricted stock awards made pursuant to our 1998 Stock Plan (November 30, 2005 awards) and 2006 Equity and Performance Incentive Plan (November 28, 2007 and November 29, 2006 awards). For more information on our restricted stock awards, see the narrative discussion provided in the Grants of Plan-Based Award Table and its corresponding footnotes. The terms of the 2005 awards are the same as the 2006 and 2007 awards, except that the 2005 awards have accelerated vesting upon a change in control only and do not also require a termination of employment in connection with a change in control.

(3)	Based on the closing price of our common stock on December 31, 2007 of $71.18.

2007 Option Exercises and Stock Vested

The following table provides information relating to amounts received upon exercise of stock options by those individuals named in the Summary Compensation Table during 2007. No restricted stock vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting

John M. Stropki, Jr.	70,000	$4,120,304	—	—

Vincent K. Petrella	—	—	—	—

Frederick G. Stueber	16,334	707,653	—	—

David M. LeBlanc	9,000	340,905	—	—

Thomas A. Flohn	12,500	662,755	—	—

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

The following tables provide information relating to our retirement benefits.

2007 Pension Benefits

The following table provides information relating to potential payments and benefits under our Retirement Annuity Program, which we refer to as the RAP, and Supplemental Executive Retirement Plan, which we refer to as the SERP, for those individuals named in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
John M. Stropki, Jr.	Retirement Annuity Program Supplemental Executive Retirement Plan	35 35	(1) (2)	$813,000 4,724,000	(3) (4)	— —

Vincent K. Petrella	Retirement Annuity Program Supplemental Executive Retirement Plan	12 12	(1) (2)	248,000 0	(3) (4)	— —

Frederick G. Stueber	Retirement Annuity Program Supplemental Executive Retirement Plan	12 34	(1) (2)	446,000 1,657,000	(3) (4)	— —

David M. LeBlanc	Retirement Annuity Program Supplemental Executive Retirement Plan	13 13	(1) (2)	178,000 0	(3) (4)	— —

Thomas A. Flohn	Retirement Annuity Program Supplemental Executive Retirement Plan	24 24	(1) (2)	268,000 0	(3) (4)	— —

(1)	Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with the Company. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers are currently under normal retirement age.

(2)	Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella, LeBlanc and Flohn, all of which are calculated from their dates of hire with the Company. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 12) (credited: 34). Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer will serve as an offset against his SERP benefits. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $1,557,000.

(3)	This represents the actuarial present value of accrued benefits in the RAP for the named executive officers at December 31, 2007. However, this is an estimated full value number that is discounted to a current date. In addition, because the RAP does not provide for lump-sum payments, the amounts listed will not be paid in the form expressed here. The above actuarial present values were determined using a 6.35% discount rate, RP-2000 Mortality, age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers are currently vested in their RAP benefits because they each have at least five years of service with the Company.

Mr. Stropki will be eligible for a full, unreduced benefit under the RAP in 2010, when he reaches age 60. He may retire before that date and receive early retirement benefits, commencing as early as age 55; however, those early benefits will be actuarially reduced to account for an early payment. As of December 31, 2007, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $86,000 per year.

Mr. Petrella will be eligible for a full, unreduced benefit beginning in 2020, or an earlier reduced benefit after he reaches age 55. As of December 31, 2007, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $48,000 per year.

Mr. Stueber will be eligible for a full, unreduced benefit beginning in 2013, or an earlier reduced benefit after he reaches age 55. As of December 31, 2007, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $56,000 per year.

Mr. LeBlanc will be eligible for a full, unreduced benefit beginning in 2024, or an earlier reduced benefit after he reaches age 55. As of December 31, 2007, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $45,000 per year.

Mr. Flohn will be eligible for a full, unreduced benefit beginning in 2020, or an earlier reduced benefit after he reaches age 55. As of December 31, 2007, Mr. Flohn’s accrued benefit payable at age 60 under the plan was $52,000 per year.

(4)	This represents the actuarial present value of accrued benefits in the SERP for the named executive officers at December 31, 2007. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 6.35% discount rate, RP-2000 Mortality, age 60 commencement and no decrements for death nor termination prior to age 60.

Mr. Stropki will be fully-vested in the SERP in 2010. Benefits may become vested earlier but this early vesting would require approval of our Compensation and Executive Development Committee of the Board. In addition, any benefits paid before age 60 would be actuarially reduced to account for an early payment. SERP benefits may be paid on a lump sum basis, but all payments under the SERP are subject to the requirements of U.S. Internal Revenue Code Section 409A. As of December 31, 2007, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $500,000 per year, his limit under the plan.

Mr. Petrella will be fully-vested in the SERP in 2020, subject to the potential early vesting treatment outlined above. As of December 31, 2007, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

Mr. Stueber will be fully-vested in the SERP in 2013, subject to the potential early vesting treatment outlined above. As of December 31, 2007, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $208,000 per year.

Mr. LeBlanc will be fully-vested in the SERP in 2024, subject to the potential early vesting treatment outlined above. As of December 31, 2007, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

Mr. Flohn will be fully-vested in the SERP in 2020, subject to the potential early vesting treatment outlined above. As of December 31, 2007, Mr. Flohn’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

Supplemental Executive Retirement Plan.    For purposes of the SERP:

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Years of service includes all service with the Company (and may include service with certain previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2007, for Messrs. Stropki, Petrella, Stueber, LeBlanc and Flohn was 35, 12, 34, 13 and 24 years, respectively. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. Since 2001, however, it has not been customary for us to grant extra years of credited service under the SERP.

•

Benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or Financial Security Program contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded under the SERP for service with that previous employer). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2007, Messrs. Stropki and Stueber had 100% participation factors, Messrs. Petrella and LeBlanc had 80% participation factors, and Mr. Flohn had a 50% participation factor. Unless modified, the maximum net benefit payable under the SERP is $300,000 per year.

•

SERP benefits vest at the plan’s normal retirement age of 60. None of the named executive officers is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

Retirement Annuity Program (RAP).    Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation (limited to $220,000 for 2006 and $225,000 for 2007 for compensation earned during the period November 1, 2006 through October 31, 2007 and $230,000 thereafter per Code limits) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program and is described in more detail below. All employees hired after January 1, 2006 may participate in the FSP Plus program (and may not participate in any RAP benefits).

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits and described in more detail below). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us.

2007 Nonqualified Deferred Compensation

The following table provides deferred compensation information for 2007 for those individuals named in the Summary Compensation Table. Deferred compensation benefits are available under our 2005 Deferred Compensation Plan for Executives (or Top Hat Plan).

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John M. Stropki, Jr.	$380,000	(1)	—	$153,697	(2)	—	$2,754,489	(3)
Vincent K. Petrella	—		—	—		—	—
Frederick G. Stueber	100,000	(4)	—	5,152	(5)	—	105,152	(6)
David M. LeBlanc	—		—	—		—	—
Thomas A. Flohn	202,750	(7)	—	53,774	(8)	—	660,055	(9)

(1)	Of the amount reported, $180,000 is included in the “Salary” column of the Summary Compensation Table above. The remainder represents contributions made during 2007 from the 2006 MIP (bonus) amount, which was paid in March 2007 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

(2)	Of the amount reported, $6,048 is included as compensation for 2007 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $153,671 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $147,623 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2007).

(3)	The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

(4)	The amount reported represents contributions made during 2007 from the 2006 MIP (bonus) amount, which was paid in March 2007 and reflected as part of “Non-Equity Incentive Plan Compensation” in the last year’s proxy statement.

(5)	Of the amount reported, $199 is included as compensation for 2007 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $5,152 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $4,953 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2007).

(6)	Of the amount reported, no portion relates to deferral contributions in prior years.

(7)	Of the amount reported, $115,000 is included in the “Salary” column of the Summary Compensation Table above. The remainder represents contributions made during 2007 from the 2006 MIP (bonus) amount, which was paid in March 2007.

(8)	Of the amount reported, $293 is included as compensation for 2007 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $12,484 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $12,191 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2007).

(9)	The portions of the amount reported that relate to deferral contributions in prior years have not been reported in the Summary Compensation Table in those previous years because Mr. Flohn was not a named executive officer for those years.

2005 Deferred Compensation Plan (Top Hat Plan).    Our plan is designed to be a “top-hat” plan that complies with Section 409A of the Code. In order for a deferral to be eligible for deferred taxation, it must be subject to a substantial risk of forfeiture and must follow limited deferral and distribution rules. Under Section 409A of the Code, non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Participation in our Top Hat Plan is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($15,500 for 2007). Participants may elect to defer portions of their regular salary and/or bonus, provided that the deferral amount under the plan and the 401(k) plan together cannot exceed 80% of base salary and/or 80% of bonus. Deferrals are credited to participant accounts based on their elections and accounts are also credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, that preserves an investment option previously available under our old deferred compensation plan. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are elected at the time the deferral election is made and are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by the Company; a for-cause termination by the Company; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2007, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event he voluntarily terminates his employment with Lincoln or Lincoln terminates his employment (whether for cause or not). Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

–	Earned but unpaid base pay, up to the date of termination;
–	Earned and unused vacation, up to the date of termination;
–	Vested amounts held in his account under our 401(k) Plan;
–	Amounts held in his account under our Top Hat Plan;
–	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and
–	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be automatically cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of his termination. Annual bonus targets, cash long-term incentive targets, unvested stock options and restricted stock would be eliminated.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age, a named executive officer would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on his periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;
–	Vesting of any unvested stock options and restricted stock awards;
–	Normal vesting of benefits under the SERP (nonqualified pension plan);
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and
–	Financial planning services for the year of retirement and for one calendar year thereafter.

The named executive officer would be entitled to exercise his stock options for a period of three years after retirement (after which time the options would expire).

Change in Control

We entered into change in control agreements with certain officers, including Messrs. Stropki and Stueber. Currently, only one other officer has such an agreement. Those agreements are operative only if the executive’s employment is terminated as a result of the change in control. Pursuant to these agreements, upon a change in control and a subsequent termination of employment within a three-year severance period, the named executive officer would be entitled to receive the following:

–	Earned but unpaid base pay, up to the date of termination;
–	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, in an amount equal to the greater of the actual or target amount;
–	A severance payment equal to the amount of base and bonus that would have been paid to the executive for the greater of one year or the remainder of the severance period;
–	Long-term incentive awards granted prior to the change in control, in amounts equal to the greater of target or actual performance on the executive’s date of termination;
–	Continuation of medical insurance and life insurance for the greater of one year or the remainder of the severance period, subject to reduction for comparable welfare benefits received in any subsequent employment;
–	Enhanced service credit and age under the SERP of three years and immediate vesting under the SERP;
–	Outplacement services for a period of twelve months;
–	Vesting of any unvested stock options and restricted stock awards; and
–	An additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with Lincoln or one of our subsidiaries without the consent of Lincoln, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these agreements, our outstanding stock option and restricted stock agreements provide for automatic vesting upon a change in control of Lincoln. However, beginning with 2007 awards (made in the fourth quarter of 2006), accelerated vesting for stock option awards and restricted stock grants upon a change in control also require a termination of employment in connection with the change in control.

The following events would constitute a change in control:

–	all or substantially all of Lincoln’s assets are sold to another entity, or Lincoln is merged, consolidated or reorganized into or with another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of Lincoln generally prior to the transaction;

–	a report filed on Schedule 13D or Schedule TO disclosing that any person has become the beneficial owner of securities representing 20% or more of the combined voting power of Lincoln, excluding (1) any person or group of persons who are officers, directors or employees of Lincoln or any subsidiary as of the date of the agreement or are related by blood or marriage to the descendants of James F. of John C. Lincoln, including any trusts or similar arrangements for any of the foregoing and any foundations established by the foregoing, (2) any underwriter or syndicate of underwriters acting on behalf of Lincoln in a public offering of our securities and any of their transferees, and (3) Lincoln, a subsidiary or a Lincoln-sponsored employee stock ownership plan;

–	Lincoln shall file a current report on Form 8-K or proxy statement with the Securities and Exchange Commission disclosing that a change in control of Lincoln has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

–	individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of Lincoln cease for any reason to constitute at least a majority thereof unless the nomination for election by Lincoln’s stockholders of each new Director was approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of any such period.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his beneficiary) would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;
–	Vesting of any unvested stock options and restricted stock awards;
–	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the Compensation and Executive Development Committee of the Board so provides; and
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his surviving dependents).

The named executive officer (or his estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2007. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at Fiscal Year-End Table. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Executive Compensation Components” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki, Jr.	Vincent K. Petrella	Frederick G. Stueber	David M. LeBlanc	Thomas A. Flohn
Voluntary Termination or Involuntary Termination (With or Without Cause) before Normal Retirement	$0	$0	$0	$0	$0
Normal Retirement (Age 60):	Not Eligible	Not Eligible	Not Eligible	Not Eligible	Not Eligible
Termination Following Change in Control:	$14,324,488	$808,428	$5,591,087	$411,665	$333,655
Severance	$5,738,258	$0	$2,019,723	$0	$0
Long-Term Incentive Plan	$581,400	$0	$153,667	$0	$0
Stock Options—Accelerated Vesting	$835,684	$243,971	$220,687	$123,386	$100,896
Restricted Stock—Accelerated Vesting	$1,921,148	$564,457	$505,378	$288,279	$232,759
Supplemental Executive Retirement Plan	$919,200	$0	$828,688	$0	$0
Outplacement Estimate	$60,000	$0	$60,000	$0	$0
Excise Tax Gross-Up	$4,268,798	$0	$1,802,944	$0	$0
Change in Control (No Termination):	$1,333,813	$387,029	$348,957	$193,871	$159,686
Stock Options—Accelerated Vesting	$516,667	$150,000	$135,417	$75,000	$61,458
Restricted Stock—Accelerated Vesting	$817,146	$237,029	$213,540	$118,871	$98,228
Death or Disability:	$3,338,232	$976,995	$879,732	$496,965	$403,888
Long-Term Incentive Plan	$581,400	$168,567	$153,667	$85,300	$70,233
Stock Options—Accelerated Vesting	$835,684	$243,971	$220,687	$123,386	$100,896
Restricted Stock—Accelerated Vesting	$1,921,148	$564,457	$505,378	$288,279	$232,759

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of Lincoln common stock as of February 25, 2008 by each of the Directors, Director nominees and each of the Company’s executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned (1)		Percent of Class

Harold L. Adams	19,050	(2)	*
David H. Gunning	10,535	(3)	*
Stephen G. Hanks	7,550	(4)	*
Robert J. Knoll	4,550	(5)	*
G. Russell Lincoln	236,647	(6)	*
Kathryn Jo Lincoln	530,155	(7)	1.24%
William E. MacDonald, III	2,270	(8)	*
Hellene S. Runtagh	13,050	(9)	*
George H. Walls, Jr.	13,050	(10)	*

Named Executive Officers
John M. Stropki, Jr.	378,847	(11)	*
Vincent K. Petrella	59,145	(12)	*
Frederick G. Stueber	40,469	(13)	*
David M. LeBlanc	21,607	(14)	*
Thomas A. Flohn	27,536	(15)	*

All Directors, Director Nominees and Executive Officers as a group (17 persons)	1,447,067	(16)	3.35%

*	Indicates less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of February 25, 2008.

(2)	Includes 1,550 restricted shares and 15,500 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(3)	Includes 1,550 restricted shares and 5,500 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(4)	Includes 1,550 restricted shares and 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(5)	Includes 1,550 restricted shares.

(6)

Of the shares reported, Mr. Lincoln held of record 153,695 shares, 1,550 shares of which are restricted shares. An additional 514 shares were held of record by his spouse. The remaining shares were held of record as follows: 6,159 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 35,279 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 27,500 shares by The G. Russell and Constance P. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 13,500 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trust and the Foundation.

(7)	Of the shares reported, 23,443 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and which shares have been pledged in connection with a margin loan, and 1,550 shares are restricted shares. The remaining shares were held of record as follows: 501,662 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chairman, as to which shares Ms. Lincoln disclaims beneficial ownership; and 3,500 shares may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(8)	Includes 1,270 restricted shares.

(9)	Includes 1,550 restricted shares and 9,500 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(10)	Includes 1,550 restricted shares and 7,500 shares that may be acquired upon the exercise of stock options within 60 days of February 25, 2008.

(11)	Of the shares reported, Mr. Stropki held of record 62,448 shares, 26,990 shares of which are restricted shares, and 102 shares were held of record by a trust established by Mr. Stropki and his spouse, over which they share investment and voting power. Mr. Stropki has or had the right to acquire 316,399 shares upon the exercise of stock options within 60 days of February 25, 2008.

(12)	Of the shares reported, Mr. Petrella held of record 11,662 shares, 2,400 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power, and 7,930 shares of which are restricted shares. Mr. Petrella has or had the right to acquire 47,483 shares upon the exercise of stock options within 60 days of February 25, 2008.

(13)	Of the shares reported, Mr. Stueber held of record 12,100 shares, 7,100 shares of which are restricted shares, and has or had the right to acquire 28,369 shares upon the exercise of stock options within 60 days of February 25, 2008.

(14)	Of the shares reported, Mr. LeBlanc held of record 5,331 shares, 4,050 shares of which are restricted shares, and has or had the right to acquire 16,276 shares upon the exercise of stock options within 60 days of February 25, 2008.

(15)	Of the shares reported, Mr. Flohn held of record 4,877 shares, 3,270 of which are restricted shares, and has or had the right to acquire 22,659 shares upon the exercise of stock options within 60 days of February 25, 2008.

(16)	Includes 558,619 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of February 25, 2008.

In addition to the above management holdings, as of February 25, 2008, The Lincoln Electric Company Employee Savings Plan (401(k) plan) held 1,134,822 shares of Lincoln common stock, or 2.65% of the shares of Lincoln common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and beneficial owners of 10% or more of Lincoln common stock to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of those reports to the Company. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during 2007 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2007, the Company believes that for the year 2007 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be an owner of more than 5% of the shares of Lincoln common stock, other than the persons indicated in the Beneficial Ownership Table above, as of December 31, 2007.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership		Percent of Class
David C. Lincoln	2,192,239	(1)	5.10%
1741 East Morten Avenue, Suite A
Phoenix, Arizona 85020
Royce & Associates, LLC	5,111,663	(2)	11.85%
1414 Avenue of the Americas
New York, New York 10019

(1)	Of the total amount reported by Mr. Lincoln, he has sole voting and dispositive power over 90,130 shares, which amount includes stock options for 4,000 shares exercisable within 60 days of December 31, 2007, and shared voting and dispositive power over 2,102,109 shares. With respect to the shares over which Mr. Lincoln has sole voting and dispositive powers, he disclaims beneficial ownership of 86,130 shares held by two trusts of which he is the sole trustee. With respect to the shares over which Mr. Lincoln has shared voting and dispositive powers, he disclaims beneficial ownership of (a) 123,779 shares held by four trusts of which he is one of two trustees and (b) 501,622 shares held by the Lincoln Institute of Land Policy, of which he is a Director. In his Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2008, Mr. Lincoln states that the shares of Lincoln common stock reported in the filing were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(2)	According to its Schedule 13G, most recently amended on January 30, 2008, Royce & Associates, LLC has sole voting and dispositive power over 5,111,663 shares. In its Schedule 13G/A filing, Royce states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, none of the Compensation and Executive Development Committee members were employees of the Company or any of its subsidiaries, and there were no reportable business relationships between the Company and the Committee members. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

APPROVAL OF AMENDMENTS TO THE CODE OF REGULATIONS

Proposal Nos. 2, 3 and 4

In November 2007, the Board of Directors unanimously approved and recommended that the shareholders approve amendments to our Code of Regulations described below. The proposed amendments are separated into three proposals to allow shareholders to focus and vote on each significant change. Each proposal will be voted upon separately, and the adoption or rejection of one proposal will not affect the adoption or rejection of another proposal. The proposed amendments are incorporated in the Amended and Restated Code of Regulations, a copy of which is attached as Appendix A and marked to show the proposed changes. The changes marked in Article V relate to Proposal 3. The changes marked in Article IX related to Proposal 4. All other changes relate to Proposal 2.

Proposal 2—Shareholder Meetings

Proposal 2 contains several related changes to the Code of Regulations regarding the business to be brought before shareholder meetings and the conduct of business at such meetings.

Notice of Shareholder Proposals.    The most significant aspect of this proposal is that the amendments set forth advance notice provisions relating to shareholder proposals. To be timely submitted, a shareholder notice of a proposal would need to be delivered to or received by us not less than 90 nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the previous year’s annual meeting, notice would need to be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the date on which public disclosure of the date of such meeting is first made. The existing Code of Regulations does not contain a requirement for the timely submission of a shareholder proposal.

Conduct of Meetings.    The existing Code of Regulations does not contain any provisions regarding the conduct of shareholder meetings and the methods for determining what business is properly brought before the meeting. If this proposal is adopted, a new Section 6 would be added to Article II of the Code of Regulations that would set forth these requirements. In addition to the advance notice requirements for shareholder proposals described above, this new section would identify how the presiding officer of the meeting is determined and what that officer’s powers and responsibilities at the meeting are. The new section would also identify the mechanisms for determining what business is properly brought before an annual or special meeting of shareholders.

Record Date.    The existing Code of Regulations provides that a record date for determining which shareholders are entitled to vote at a meeting of shareholders or for other purposes (such as the declaration of dividends) may not exceed 45 days prior to the applicable meeting or other event. This period is shorter than is practicable in some circumstances. The Ohio Revised Code allows Ohio corporations to set record dates up to 60 days prior to the applicable meeting or other event. The Amended and Restated Code of Regulations would change the current Code of Regulations to allow record dates to be set up to 60 days ahead of the meeting or event to give the Board of Directors greater flexibility in setting record dates.

Updates for Electronic Communications.    Since the existing Code of Regulations was last amended, Ohio law has been updated to allow for the use of electronic communications with respect to shareholder meetings. The changes in this proposal would update the Code of Regulations to allow shareholders to participate in meetings and receive notice of meetings by the use of electronic communications. This would give the Board of Directors and shareholders greater flexibility in setting, holding and participating in annual meetings.

Other Changes.    If this proposal is approved, other miscellaneous changes will be made to the existing Code of Regulations to correct typographical errors and make pronoun references gender neutral. These additional changes are indicated in Appendix A.

Approval of Proposal 2 requires the affirmative vote of the holders of shares entitling them to exercise not less than a majority of our voting power. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 2.

Your Board of Directors recommends that you vote FOR approval of Proposal 2.

Proposal 3—Procedures for Director Nominations

This proposal seeks to amend Article V of the Code of Regulations to clarify and modernize the process for shareholders to nominate candidates for election as Directors. If this proposal is adopted, shareholders would be required to provide notice of a nomination not less than 90 nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, shareholders would instead be required to provide notice of the nomination not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of such annual meeting is made.

Under the existing Code of Regulations, notice of any shareholder nomination is required not less than 80 days in advance of the meeting; however, if the date of the annual meeting was not publicly announced more than 90 days before the meeting, notice of a shareholder nomination is required not later than the close of business on the tenth calendar day after such public notice was made. While this change does require a slightly earlier notice of a shareholder nomination for regularly scheduled meetings, it does give shareholders more time to make a nomination in the event that date of annual meeting is advanced or delayed from the anniversary of the previous annual meeting.

Other changes to Article V that are a part of this proposal involve specifying the information required to be in the shareholder nomination notice. The requirements generally reflect the information that the SEC’s proxy rules would require to be included in the proxy statement should the nominee be submitted for election to the shareholders at the applicable annual meeting. Also required is a representation by the shareholder making the nomination that a representative of the shareholder intends to appear at the annual meeting to nominate the person or persons specified in the notice.

Approval of Proposal 3 requires the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of our voting power. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 3.

Your Board of Directors recommends that you vote FOR approval of Proposal 3.

Proposal 4—Allow the Board of Directors to Amend the Code of Regulations to the Extent Permitted by Law

On October 12, 2006, the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to their codes of regulations without shareholder approval so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations of the corporation. The existing Code of Regulations requires that all amendments be approved by shareholders. Many jurisdictions, such as Delaware, allow the board of directors of a corporation to amend the bylaws without shareholder approval. The Ohio Revised Code now gives Ohio corporations similar flexibility, subject to statutory limitations that prohibit directors from amending the regulations to effect changes in certain areas deemed by the Ohio legislature to be important substantive rights, such as to:

•	specify the percentage of shares a shareholder must hold in order to call a special meeting;

•	specify the length of time period required for notice of a shareholders’ meeting;

•	specify that shares that have not yet been fully paid can have voting rights;

•	specify requirements for a quorum at a shareholders’ meeting;

•	prohibit shareholder or director actions from being authorized or taken without a meeting;

•	define terms of office for directors or provide for classification of directors;

•	require greater than a majority vote of shareholders to remove directors without cause;

•	establish requirements for a quorum at directors’ meetings, or specify the required vote for an action of the directors;

•	delegate authority to committees of the board to adopt, amend or repeal regulations; and

•	remove the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation.

Article IX of the Amended and Restated Code of Regulations reflects this change by allowing the Board of Directors to amend the Code of Regulations in the future to the extent permitted by Ohio law. Accordingly, the Board would be able to make ministerial and other changes to the Code of Regulations without the time-consuming and expensive process of seeking shareholder approval, which would be required if this proposal is not adopted. Under Ohio law, we will be required to promptly provide shareholders with any amendments that the Board of Directors makes to the Code of Regulations if this proposal is adopted.

Approval of Proposal 4 requires the affirmative vote of the holders of shares entitling them to exercise not less than a majority of our voting power. Unless otherwise directed, shares represented by proxy will be voted FOR the approval of Proposal 4.

Your Board of Directors recommends that you vote FOR approval of Proposal 4.

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards 61, as amended. In addition, the Committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditor’s independence from management and the Company including with respect to the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors for the year ending December 31, 2008 and the ratification thereof by the shareholders.

By the Audit Committee:

/s/ Robert J. Knoll, Chair

Kathryn Jo Lincoln

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

Proposal No. 5

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2008.

Fees for professional services provided by Ernst & Young LLP as the Company’s independent auditors in each of the last two fiscal years, in each of the following categories are:

	2007	2006
Audit Fees	$2,492,634	$2,405,245
Audit-Related Fees	137,143	183,588
Tax Fees	153,105	423,100
All Other Fees	0	0

	$2,782,882	$3,011,933

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2007, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2006 and 2007 principally include audits of the Company’s employee benefit plans and accounting advisory assistance. The amount reported for 2006 also includes fees related to due diligence in connection with acquisitions. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services, and requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The policy prohibits the Company’s independent auditors from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee.

Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Senior Vice President, Chief Financial Officer and Treasurer (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval. The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not the Company’s shareholders ratify the appointment. Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

Your Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber
Senior Vice President,
General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 20, 2008

Appendix A

Set forth below is the text of the Amended and Restated Code of Regulations marked to show the proposed changes from Proposals 2, 3 and 4. The changes to Article V would be approved if Proposal 3 is adopted. The changes to Article IX would be approved if Proposal 4 is adopted. All other changes relate to Proposal 2 and would be made if that proposal is adopted.

LINCOLN ELECTRIC HOLDINGS, INC.

AMENDED AND RESTATED CODE OF REGULATIONS

ARTICLE I

SHARES

1. Registration and Transfer of Certificates. Each shareholder of the Corporation whose shares have been fully paid for shall be entitled to a certificate or certificates showing the number of shares registered in his or her name on the books of the Corporation. Each certificate shall be signed by the ~~Chairman~~Chairperson of the Board or the President or Vice-President of the Corporation and the Secretary or Assistant Secretary or the Treasurer or an Assistant Treasurer. Shares shall be transferred only on the books of the Corporation by the holder thereof, in person or by Attorney, upon surrender and cancellation of certificates for a like number of shares.

2. Substituted Certificates. The Board of Directors may authorize the issuance of a new certificate in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed; in its discretion requiring the owner of the lost or destroyed certificate, or the legal representative, to give the Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Corporation; or, if in the judgment of the Board it is proper to do so, a new certificate may be issued without requiring any bond.

3. Shareholders Entitled to Notice and to Vote. The Board of Directors may fix a time not exceeding ~~forty-five~~sixty (~~45~~60) days preceding the date of any meeting of shareholders, or any dividend payment date, or any date for the allotment of rights, as a record date for the determination of the shareholders entitled to notice of such meeting, or to vote thereat, or to receive such dividends or rights, as the case may be, or in lieu thereof, the Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period.

ARTICLE II

MEETINGS OF SHAREHOLDERS

1. Annual Meeting. The ~~Annual Meeting~~annual meeting of shareholders shall be held at such date, time and place as may be designated from time to time by the Board of Directors, for the election of Directors ~~and~~, the consideration of reports to be laid before the meeting~~. Upon due notice there may also be considered and acted upon at the Annual Meeting any matter which can properly be considered and acted upon at a special~~, and the transaction or consideration of such other business as may be properly brought before the meeting~~, in which case and for which purpose the Annual Meeting shall also be considered as, and shall be, a special meeting. When an Annual Meeting~~ in accordance with paragraph 6 of this Article II. When an annual meeting is not held or Directors are not elected thereat, they may be elected at a special meeting called for that purpose.

2. Special Meetings. Special meetings of the shareholders may be called by the President, or an Executive or Senior Vice-President, or the ~~Chairman~~Chairperson of the Board of Directors, or by the Executive Committee, or by a majority of the Board of Directors, acting with or without a meeting, or by persons who hold twenty-five percent of all the shares outstanding and entitled to vote thereat, at such place or places as may be designated in the call ~~therefore~~therefor, and notice thereof; provided, however, that a meeting for the election of Directors may be held only within the State of Ohio.

3. Notice of Meetings. Notice of meetings of shareholders shall be given by the Secretary, or in his or her absence by the ~~Chairman~~Chairperson of the Board or President or a Vice-President, and such notice shall state the purpose or purposes for which the meeting is called, ~~and~~ the time and place where it is to be held, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, and shall be given to each shareholder of record entitled to vote at such meeting or entitled to notice thereof, at least ten (10) days prior to the meeting. Notice may be given ~~to the shareholder at his address as it appears upon~~by personal delivery, mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom notice is given. If mailed or sent by overnight delivery service, the notice shall be sent to the shareholder at the shareholder’s address as it appears on the records of the Corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. In the event of the transfer of shares after notice has been given and prior to the holding of the meeting, it shall not be necessary to serve notice upon the transferee. Notice of ~~the time, place and purpose of~~ any meeting of shareholders may be waived by the assent of ~~every~~the shareholder entitled to notice, filed with or entered upon the records of the meeting, either before or after the holding thereof.

4. Quorum. The holders of a majority of the shares issued and outstanding, entitled to vote, present ~~either in person or by proxy,~~in person, by proxy, or by the use of communications equipment at any meeting of shareholders shall constitute a quorum for such meeting, unless a larger number is required by the laws of Ohio, in which case the number required by the laws of Ohio, present either in person or by proxy, shall constitute a quorum, but any less number may adjourn the meeting from time to time, until a quorum is obtained, and no further notice of such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken.

5. Proxies. Each shareholder entitled to vote shall be entitled to one vote, either in person or by proxy, for each share of the Corporation standing in his or her name at the time of the closing of the books for such meeting. No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless a longer time be specified therein.

6. Order of Business. (a) The Chairperson of the Board, the Lead Director or an officer of the Corporation designated from time to time by (i) the Chairperson of the Board or (ii) a majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board of Directors (the “Whole Board”) will call meetings of shareholders to order, will act as presiding officer thereof and may adjourn the meeting from time to time. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also in his or her sole discretion determine the order of business of the meeting and the rules of procedure therefor, and have the authority to regulate the conduct of any such meeting as he or she deems appropriate in his or her sole discretion, including, without limitation, by imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxy holders) that may attend the meeting, by ascertaining whether any shareholder or his or her proxy holder may be excluded from the meeting based upon a determination by the presiding officer that any such person has disrupted or is likely to disrupt the proceedings thereat, by determining the circumstances in which any person may make a statement or ask questions at the meeting, by ruling on all procedural questions that may arise during or in connection with the meeting, and by determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting.

(b) At an annual meeting of shareholders, only such business will be transacted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of the annual meeting or any supplement thereto, (ii) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (iii) otherwise properly requested to be brought before the annual meeting by a shareholder of the Corporation in accordance with this paragraph 6.

(c) For business to be properly requested by a shareholder to be brought before an annual meeting, (i) the shareholder must be a shareholder of the Corporation of record as of the date that the shareholder gives written notice of the proposed business to the Secretary as required by this paragraph 6(c), (ii) the shareholder must be entitled to vote at such annual meeting, (iii) the shareholder must have given timely notice of the proposed business in proper written form to the Secretary, (iv) if the shareholder, or the beneficial owner on whose behalf any business is brought before the annual meeting, has provided the Corporation with a Proposal Solicitation Notice, as defined below, such shareholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at the least the percentage of shares of the Corporation entitled to vote required to approve such business and included in such materials the Proposal Solicitation Notice, and (v) the proposed business must be a proper matter for shareholder action under the laws of the State of Ohio. To be timely, a shareholder’s notice must be delivered to or received at the principal executive offices of the Corporation not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such annual meeting is first made. In no event will the public disclosure of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Regulations or the Articles of Incorporation of the Corporation, the language of the proposed amendment), and the reasons for transacting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and the beneficial owner(s), if any, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner(s), if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between or among such shareholder or beneficial owner(s) and any other person or persons (naming such person or persons) in connection with the proposal of such business by such shareholder and any material interest of such shareholder or beneficial owner(s) in such business, (E) whether either such shareholder or beneficial owner(s) intend to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote required to approve such business (an affirmative statement of such intent, a “Proposal Solicitation Notice”), and (F) a representation that such shareholder intends to appear at the annual meeting to bring such business before the annual meeting. “Public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”) or furnished by the Corporation to its shareholders. Notwithstanding the foregoing, (x) in order to include information with respect to a shareholder proposal in the Corporation’s proxy statement and form of proxy for an annual meeting of shareholders, a shareholder must provide notice as required by, and otherwise comply with, all of the applicable requirements of the Exchange Act, and (y) nothing herein will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d) At a special meeting of shareholders, only such business may be transacted or considered as is properly brought before the special meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the special meeting or any supplement thereto or (ii) otherwise properly brought before the special meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

(e) Unless otherwise determined by the Board of Directors prior to the meeting, the determination of whether any business sought to be brought before any annual or special meeting of shareholders is properly brought before such meeting in accordance with this paragraph 6 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be transacted or considered. Unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this paragraph 6(e), to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized to act for such shareholder as proxy at the meeting and such person must produce written evidence of such authority at the meeting.

ARTICLE III

BOARD OF DIRECTORS

1. Number and Election. The powers and authority of the Corporation shall be exercised and its business managed and controlled by a Board of Directors. The election of Directors shall be by ballot and shall be held at the ~~Annual Meeting~~annual meeting of shareholders or at a special meeting called for that purpose. The maximum number of the Directors of the Corporation shall be eighteen. Subject to such maximum, the number of Directors may be fixed or changed (a) at a meeting of the shareholders called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares that are represented at the meeting and entitled to vote on the proposal, and (b) by the Directors, by the vote of a majority of their number, who may also fill any Director’s office that is created by an increase in the number of Directors. The Directors shall be divided into three classes, as nearly equal in number as possible, as determined by the Board of Directors of the Corporation. A separate election shall be held for each class of Directors as hereinafter provided. Directors elected at the first election for the first class shall hold office for the term of one year from the date of their election and until the election of their successors. Directors elected at the first election for the second class shall hold office for the term of two years from the date of their election and until the election of their successors, and Directors elected at the first election for the third class shall hold office for the term of three years from the date of their election and until the election of their successors. At each annual election, the successors to the Directors of each class whose terms shall expire in that year shall be elected to hold office for the term of three years from the date of their election and until the election of their successors. In case of any increase in the number of Directors of any class, any additional Directors elected to such class shall hold office for a term which shall coincide with the term of such class.

2. Vacancy and Removal. All Directors, for whatever terms elected, shall hold office subject to applicable statutory provisions as to the creation of vacancies and removal; provided, however, that all Directors, all the Directors of a particular class or any individual Director may be removed from office, without assigning any cause, only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote generally on the election of Directors.

3. Resignation. Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein. If no time is specified, it shall become effective from the time of its receipt by the Corporation, and the Secretary shall record such resignation, noting the day, hour and minute of its reception. The acceptance of a resignation shall not be necessary to make it effective.

4. Meetings. Directors may meet at such times and at such places within or without the State of Ohio as they may determine. Special meetings of the Board of Directors may be called by the ~~Chairman~~Chairperson of the Board ~~of Directors~~ or the President on one day’s notice to each Director by whom such notice is not waived, given ~~either personally or~~ by personal delivery, mail, telephone, ~~telegram, telex,~~ facsimile, e-mail or ~~similar~~

~~medium~~any other means of communication authorized by the Director, and will be called by the ~~Chairman~~Chairperson of the Board ~~of Directors~~ or the President, in like manner and on like notice, on the written request of not less than one-third of the ~~Board of~~ Directors then in office. A majority of the ~~Board of~~ Directors then in office shall be necessary to constitute a quorum for the transaction of business, and the act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

5. By-Laws. The Board of Directors may adopt By-Laws for its own government not inconsistent with the Articles of Incorporation or Regulations of the Corporation.

ARTICLE IV

INDEMNIFICATION AND INSURANCE

1. Indemnification. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted from time to time under the laws of the State of Ohio; provided, however, that the Corporation shall indemnify any such agent (as opposed to any Director, officer or employee) of the Corporation to an extent greater than that required by law only if and to the extent that the Directors, may, in their discretion, so determine.

(b) The indemnification authorized by this Article shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification hereunder or under the Articles or any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(c) No amendment, termination or repeal of this Article IV shall affect or impair in any way the rights of any Director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

2. Liability Insurance. The Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

ARTICLE V

NOMINATION OF DIRECTOR CANDIDATES

1. Notification of Nominees. (a) Nominations for the election of Directors may be made only at an annual meeting of shareholders (i) by the Board of Directors or a committee appointed by the Board of Directors or ~~by any shareholder entitled to vote in the election of Directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been received~~

~~by~~(ii) by any shareholder who is a shareholder of the Corporation of record as of the date the shareholder gives written notice of the nomination to the Secretary as required by this paragraph 1(a), who is entitled to vote for the election of Directors at such annual meeting, and who makes the nomination(s) pursuant to timely notice in proper written form to the Secretary in accordance with the procedures set forth in this paragraph 1. To be timely, a shareholder’s notice must be delivered to or received at the ~~Secretary~~principal executive offices of the Corporation not less than ~~80 days in advance of such meeting~~90 nor more than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting of shareholders; provided, however, that ~~in the event that the date of the meeting was not publicly announced by the Corporation by mail, press release or otherwise more than 90 days prior to the~~if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered ~~to the Secretary of the Corporation~~ not later than the close of business on the ~~tenth~~later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which ~~such announcement of the date of the meeting was communicated to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make~~public disclosure of the date of such annual meeting is first made. In no event will the public disclosure of an adjournment or postponement of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above. To be in proper written form, a shareholder’s notice to the Secretary must set forth or include (i) the name and address, as they appear on the Corporation’s books, of the shareholder making the nomination and of the ~~person or persons to be nominated; (b) a representation that the shareholder is a holder of record of~~beneficial owner(s), if any, on whose behalf the nomination is made; (ii) the class and series and number of shares of capital stock of the Corporation ~~entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c~~that are owned beneficially and of record by the shareholder making the nomination and by the beneficial owner(s), if any, on whose behalf the nomination is made; (iii) a description of all arrangements or understandings between or among any of (A) the shareholder ~~and~~making the nomination, (B) the beneficial owner(s) on whose behalf the nomination is made, (C) each nominee, and (D) any other person or persons (naming such person or persons) ~~pursuant to which the nomination or~~in connection with the making of such nominations ~~are to be made~~ by ~~the~~such shareholder; (~~d~~iv) such other information regarding each nominee ~~proposed by such shareholder~~ as would be required to be included in a proxy statement filed by the Corporation pursuant to the ~~proxy rules of the Securities and~~ Exchange ~~Commission,~~Act had the nominee been nominated, or intended to be nominated, by the Board of Directors; ~~and~~ (~~e~~v) the signed consent of each nominee to serve as a Director of the Corporation if so elected~~.~~; (vi) whether such shareholder or beneficial owner(s) intend to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote required to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”); and (vii) a representation that such shareholder intends to appear at the annual meeting to nominate the person(s) specified in the notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director must furnish to the Secretary the information required by the previous sentence with respect to such nominee.

(b) Unless otherwise determined by the Board of Directors prior to the annual meeting, the determination of whether any nomination for the election of Directors is properly made in accordance with this paragraph 1 will be made by the presiding officer of such annual meeting. If the presiding officer determines that any nomination is not properly made, he or she will so declare to the meeting and the defective nomination will be disregarded. Unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual meeting to present a nomination, such nomination shall not be made, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this paragraph 1, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized to act for such shareholder as proxy at the annual meeting and such person must produce written evidence of such authority at the annual meeting. Notwithstanding the foregoing, a shareholder must also provide notice as required by, and otherwise comply with, all of the applicable requirements of the Exchange Act with respect to the matters set forth in this paragraph 1. Nothing herein shall be deemed to affect any rights (a) of shareholders to request inclusion of nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the Articles of Incorporation of the Corporation.

2. Substitution of Nominees. In the event that a person is validly designated as a nominee in accordance with paragraph 1 ~~above~~of this Article V, and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee upon delivery, not fewer than five days prior to the date of the annual meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to paragraph 1 above had such substitute nominee been initially proposed as a nominee. ~~Such notice shall include a signed consent to serve as a Director of the Corporation, if elected, of each such substitute nominee.~~

~~3. Compliance with Procedures~~. ~~If the chairman of the meeting for the election of Directors determines that a nomination of any candidate for election as a Director at such meeting was not made in accordance with the applicable provisions of paragraphs 1 and 2 above, such nomination shall be void.~~

ARTICLE VI

COMMITTEES

1. Creation and Election. The Board of Directors may create, from time to time and from its own number, an Executive Committee or any other committee or committees of the Board of Directors to act in the intervals between meetings of the Board of Directors and may delegate to such committee or committees any of the authority of the Board of Directors other than that of filling vacancies among the Board of Directors or in any committee of the Board of Directors. Committees shall consist of one or more Directors as appointed by the Board of Directors. The Board of Directors may appoint one or more Directors as alternate members of any such committee, who may take the place of any absent member or members at a meeting of such committee. Except as above provided and except to the extent that its powers are limited by the Directors, the Executive Committee during the intervals between meetings of the Directors shall possess and may exercise, subject to the control and direction of the Directors, all of the powers of the Directors in the management and control of the business of the Corporation, regardless of whether such powers are specifically conferred by these Regulations. All action taken by the Executive Committee shall be reported to the Directors at their first meeting thereafter.

2. Quorum and Action. Unless otherwise ordered by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Article VI shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings signed by all of its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it.

ARTICLE VII

OFFICERS

1. Officers. The Corporation may have a ~~Chairman~~Chairperson of the Board and shall have a President (both of whom shall be Directors), a Secretary and a Chief Financial Officer (who shall serve as Treasurer under Ohio law). The Corporation may also have one or more Vice-Presidents and such other officers and assistant officers as the Board of Directors may deem necessary. All of the officers and assistant officers shall be elected by the Board of Directors.

2. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the Board of Directors regardless of whether such authority and duties are customarily incident to such office.

ARTICLE VIII

COMPENSATION OF DIRECTORS AND OFFICERS

The compensation of the Directors and officers of the Corporation shall be such as the Board of Directors may from time to time designate.

ARTICLE IX

AMENDMENTS

These ~~regulations~~Regulations may be altered, changed, amended or repealed (a) by the Directors, to the extent permitted by Ohio law, or (b) by the shareholders (i) by the written consent of the holders of record of shares entitling them to exercise not less than two-thirds of the voting power of the Corporation, or (ii) at a meeting of shareholders called and held for that purpose, by the affirmative vote of the holders of record of shares entitling them to exercise not less than a majority of the voting power of the Corporation; provided, however, that paragraph 6 of Article I of these Regulations, paragraphs 1 and 2 of Article III of these Regulations and all of ~~Article V~~Articles V and IX of these Regulations shall not be altered, changed, amended or repealed by the shareholders, nor shall any provision inconsistent with such provisions be adopted by the shareholders, without the affirmative vote of the holders of record of shares entitling them to exercise not less than two-thirds of the voting power of the Corporation entitled to vote generally in the election of Directors.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44197-1200	V O T E B Y T E L E P H O N E
Have your proxy and voting instruction form available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T
Have your proxy and voting instruction form available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
V O T E B Y M A I L
Please mark, sign and date your proxy and voting instruction form and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy and voting instruction form in the postage-paid envelope provided.

Telephone and Internet access is available 24 hours a day, 7 days a week. In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 22, 2008 if you are a participant in The Lincoln Electric Company Employee Savings Plan, or by 6:00 a.m. Eastern Daylight Time on April 25, 2008 if you are a registered holder.

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¯ Please fold and detach card at perforation before mailing. ¯
LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2008.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:30 a.m. on April 25, 2008, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

Signature(s)

Date: , 2008

Please sign exactly as your name or names appear opposite. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Control Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote your Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote your Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

YOUR VOTE IS IMPORTANT ! Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, please vote your shares by mail, by telephone or over the Internet.

¯ Please fold and detach card at perforation before mailing. ¯
LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION FORM

The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposals 2 through 5. All of the proposals have been proposed by the Company. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1 and FOR Proposals 2 through 5.

1.	Election of Directors: Class Whose Term Ends in 2011:

(01) David H. Gunning    (02) G. Russell Lincoln    (03) Hellene S. Runtagh

☐    FOR ALL                                 ☐    WITHHOLD ALL                             ☐    FOR ALL EXCEPT (write names below):

Vote withheld from the following (write names below):

2.	Approval of Amendments to the Code of Regulations Relating to Shareholder Meetings, Including Shareholder Proposals and Adding Provisions Regarding the Mechanics of Shareholder Meetings.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

3.	Approval of Amendments to the Code of Regulations Relating to Procedures for Director Nominations.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

4.	Approval of Amendments to the Code of Regulations Allowing the Board of Directors to Amend the Code of Regulations to the Extent Permitted by Law.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

5.	Ratification of Independent Auditors.

☐    FOR                                           ☐    AGAINST                                          ☐    ABSTAIN

6.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) of the Annual Meeting.

☐	I plan to attend the Annual Meeting.

☐	I consent to access future shareholder communications over the Internet as stated in the proxy statement.

☐	Change of Address: